          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 13, 1998.

                                 $1,325,000,000
                           DAYTON HUDSON CORPORATION
                          MEDIUM-TERM NOTES, SERIES I
                                  -----------

    Dayton Hudson may offer from time to time Medium-Term Notes, Series I. The final terms of each Note offered will be included in a pricing supplement. The Notes offered will have the following general terms (unless the applicable pricing supplement states otherwise):

- The Notes will mature in 9 months or more from the date of issue.

- The Notes will bear interest at either a fixed or a floating rate or will be zero coupon notes. Floating rate interest may be based on:

    - CD Rate;

    - Commercial Paper Rate;

    - Federal Funds Rate;

    - LIBOR;

    - Prime Rate;

    - Treasury Rate;

    - CMT Rate; or

    - Another rate determined by reference to an index or any other rate specified in the applicable pricing supplement.

- Fixed rate interest will be paid semi-annually on June 15 and December 15 and floating rate interest will be paid on the dates stated in the applicable pricing supplement. Zero coupon notes will not bear interest.

- The Notes will be issued at 100% of their principal amount.

- The Notes will be held in global form by The Depository Trust Company.

- The Notes may not be redeemed by Dayton Hudson or repaid at the option of the Holder prior to maturity.

- The Notes will be denominated in U.S. dollars and have minimum denominations of $1,000.

                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

                                                             PER NOTE                        TOTAL
                                                       ---------------------  ------------------------------------
Initial public offering price........................        100.000%                    $1,325,000,000
Agents' discounts and commissions....................       .125%-.700%              $1,656,250-$9,275,000
Proceeds, before expenses, to Dayton Hudson..........     99.875%-99.300%        $1,323,343,750-$1,315,725,000

    Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. will solicit from time to time offers to purchase the Notes as agents for Dayton Hudson. The Agents have agreed to use their reasonable efforts to sell the Notes offered. Dayton Hudson also reserves the right to sell the Notes directly on its own behalf. No commission will be payable on sales made directly by Dayton Hudson.

GOLDMAN, SACHS & CO.

               MERRILL LYNCH & CO.

                              J.P. MORGAN & CO.

                                              SALOMON SMITH BARNEY
                                 --------------

                  Prospectus Supplement dated April 15, 1999.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should read this prospectus supplement along with the accompanying prospectus and the applicable pricing supplement. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. Capitalized terms used but not defined in this prospectus supplement have the meanings specified in the accompanying prospectus.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                    FISCAL YEAR ENDED
---------------------------------------------------------
JANUARY 28,  FEBRUARY   FEBRUARY    JANUARY   JANUARY 30,
     1995     3, 1996    1, 1997   31, 1998      1999
---------------------------------------------------------
   2.43x       1.94       2.46       3.65        4.18

    - The ratio of earnings to fixed charges is calculated as follows:

   (income before extraordinary charges and income taxes) + (fixed charges) -
                             (capitalized interest)
--------------------------------------------------------------------------------

                                (fixed charges)

    - For purposes of calculating the ratios, fixed charges consist of:

       - interest on debt;

       - amortization of discount on debt; and

       - the interest portion of rental expense on operating leases.

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The particular terms of the Notes sold pursuant to any pricing supplement will be described therein. The terms and conditions set forth in this section will apply to each Note unless the applicable pricing supplement states otherwise.

GENERAL

    We will issue the Notes under an Indenture, dated as of October 3, 1996, as amended or supplemented from time to time (the "INDENTURE"), between us and The First National Bank of Chicago, as Trustee. The Notes issued under the Indenture will constitute one series under such Indenture and will be our direct, senior, unsecured obligations. The Notes will mature on a date more than nine months from the date of issue, as set forth in the applicable pricing supplement.

    The Notes may be issued from time to time in an aggregate principal amount of up to $1,325,000,000 or the equivalent thereof in one or more foreign or composite currencies, subject to reduction as a result of the sale by us of other securities referred to in the accompanying prospectus. For the purpose of this prospectus supplement, (i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

    Unless the applicable pricing supplement states otherwise, we will:

    - pay interest semi-annually on Fixed Rate Notes (as defined below) on each June 15 and December 15;

    - issue the Notes at 100% of their principal amount;

    - not be able to redeem the Notes, and Holders will not be able to elect to have the Notes repaid, prior to maturity;

    - issue the Notes in U.S. dollars;

    - issue the Notes in fully registered form and in Authorized Denominations ("AUTHORIZED DENOMINATIONS" means, unless the applicable pricing supplement states otherwise, $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000); and

    - issue the Notes as Global Securities registered in the name of a nominee of The Depository Trust Company ("DTC") as Depositary (a "GLOBAL NOTE") (if we so state in the applicable pricing supplement, the Notes may be represented by a certificate issued in definitive registered form (a "CERTIFICATED NOTE")).

    The Notes can be presented for payment of principal and interest, the transfer of the Notes can be registered and the Notes can be exchanged at the office or offices or agency maintained by us for such purpose; provided that Global Notes will be exchangeable only in the manner and to the extent set forth under "--Book-Entry System" below. On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "PAYING AGENT") is The First National Bank of Chicago, acting through its corporate trust office at One First National Plaza, Suite 0126, Chicago, Illinois 60670.

    The applicable pricing supplement relating to each Note will describe the following terms:

    - the price at which such Note will be issued (expressed as a percentage of the aggregate principal amount of such Note) (the "ISSUE PRICE"), if such
      Note is being issued at a price other than 100% of its principal amount;

    - the principal amount of such Note;

    - the date on which such Note will be issued;

    - the date on which such Note will mature;

    - whether such Note is a Fixed Rate Note or a Floating Rate Note (as defined below) or a zero coupon note;

    - if such Note is a Fixed Rate Note, the annual rate at which such Note will bear interest and the Interest Payment Date or Dates and the Regular Record Date or Dates (each as defined below), if different from those set forth below;

    - if such Note is a Floating Rate Note, the Base Rate for each such Floating Rate Note and, if applicable, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates and the Interest Reset Dates (each as defined below) with respect to such Floating Rate Note;

    - if such Note is a Floating Rate Note, the Regular Record Dates, the Calculation Date and the Interest Determination Date (each as defined below) with respect to such Floating Rate Note, if different from those set forth below;

    - whether such Note is an Original Issue Discount Note, and if so, any additional provisions relating to such Note;

    - whether such Note is an Indexed Note (as defined below), and if so, the principal amount of such Note payable at maturity, redemption or repayment, or the amount of interest payable on an Interest Payment Date, as determined by reference to the applicable index, in addition to certain other information relating to the Indexed Note;

    - whether such Note is an Amortizing Note (as defined below) and, if so, any additional provisions relating to such Note;

    - if such Note may be so redeemed or repaid, the provisions relating to redemption of the Note at our option or repayment of the Note at the Holder's option;

    - if such Note will be issued in certificated form, the provisions relating to a Certificated Note; and

    - any other terms of such Note not inconsistent with the provisions of the Indenture.

    If we issue Notes denominated in a currency other than U.S. dollars or permit the payment of principal or interest on Notes to be made in a currency other than U.S. dollars or permit the payment of principal or interest on Notes denominated in a currency other than U.S. dollars to be made in U.S. dollars, the applicable pricing supplement will also describe the following if applicable:

    - the currency in which purchasers will pay for the Notes;

    - the currency in which we will pay principal and interest, if any;

    - the terms relating to the currency in which payments may be made and the identity of the exchange rate agent;

    - the method of electing the currency in which payments may be made;

    - the authorized denominations of the Notes;

    - any special provisions relating to Notes denominated in "Euros";

    - certain foreign currency risks to United States residents, including information with respect to the applicable current exchange controls, if any, and historic exchange rate information on the applicable currency or currency unit;

    - necessary modifications to the definition of Business Day contained in this prospectus supplement;

    - the tax consequences to U.S. Holders (as defined below under "United States Federal Taxation"); and

    - any other terms of such Notes not inconsistent with the Indenture.

    We may issue the Notes as Original Issue Discount Notes. "ORIGINAL ISSUE DISCOUNT NOTES" are Notes, including any zero coupon notes, issued at more than a DE MINIMIS discount from the principal amount payable at the maturity date. There may not be any periodic interest payments on Original Issue Discount Notes. For those Notes, interest normally accrues during the life of the Note and is paid at the maturity date or upon earlier redemption or repayment. Upon an acceleration of the maturity of an Original Issue Discount Note, the amount payable is determined in accordance with the terms of the Note as described in the applicable pricing supplement and is normally less than the amount payable at the maturity date. Special considerations applicable to any such Notes will be set forth in the applicable pricing supplement.

    We may issue Notes as Indexed Notes. "INDEXED NOTES" are Notes issued with the principal amount payable at maturity or upon redemption or repayment, or the amount of interest payable on an

Interest Payment Date, to be determined by reference to a currency exchange rate, a composite currency, commodity price or other financial or non-financial indices as set forth in the applicable pricing supplement. Holders of Indexed Notes may receive a principal amount at maturity or upon redemption or repayment that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the applicable index. The applicable pricing supplement will set forth information as to the methods for determining the principal amount payable at maturity or upon redemption or repayment or the amount of interest payable on an Interest Payment Date, as the case may be, any currency, commodity or other market to which principal or interest is indexed, a historical comparison of the relative value, rate or price of the specified index, the face amount of the Indexed Note, foreign exchange risks, certain additional tax considerations and additional terms and provisions of Indexed Notes.

    We may issue Notes as Amortizing Notes. "AMORTIZING NOTES" are Notes for which payments of principal and interest are made in installments over the life of the Notes. Unless the applicable pricing supplement states otherwise, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on such Amortizing Notes and then to the reduction of the unpaid principal amount of such Amortizing Notes. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such Amortizing Notes.

INTEREST AND PRINCIPAL PAYMENTS

    Unless otherwise specified in the applicable pricing supplement, payments of principal and any premium and interest with respect to any Note will be made in U.S. dollars.

    We will pay interest on a Note to the Person in whose name the Note is registered at the close of business on the applicable Regular Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the Person to whom principal is payable. An "INTEREST PAYMENT DATE" with respect to any Note will be a date on which, under the terms of such Note, regularly scheduled interest will be payable. The "REGULAR RECORD DATE" with respect to any Interest Payment Date will be as specified herein or in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, Interest Payment Dates for Fixed Rate Notes will be June 15 and December 15 and the Regular Record Dates for Fixed Rate Notes will be the June 1 and December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Dates. Unless the applicable pricing supplement states otherwise, the Regular Record Date with respect to an Interest Payment Date for Floating Rate Notes will be the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date. Interest Payment Dates for Floating Rate Notes will be as specified herein or in the applicable pricing supplement. Unless the applicable pricing supplement states otherwise, the initial interest payment on a Note will be made on the first Interest Payment Date following the first Regular Record Date falling after the date such Note is issued. "BUSINESS DAY" means (i) with respect to any Note, any day other than a Saturday, Sunday or a legal holiday or a day on which banking institutions are authorized or required by law or regulation to close in New York City or Chicago, Illinois, and (ii) with respect to LIBOR Notes (as defined below), any such day which is also a London Banking Day. "LONDON BANKING DAY" means any day on which dealings in deposits in the Index Currency (as defined below under "--Floating Rate Notes--LIBOR Notes") are transacted in the London interbank market.

    Interest rates offered with respect to Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Notes with similar variable terms but different interest rates, as well as Notes with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted.

    For Global Notes, we will make payments of principal and any premium and interest to DTC or its nominee, as Holder of the Global Notes, by wire transfer of immediately available funds. DTC will allocate payments relating to a Global Note and make payments to owners or holders thereof in accordance with its existing operating procedures.

    For Certificated Notes, we will make payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by us prior to maturity), by check mailed to the address of the Person entitled to such payment as shown on the Security Register. We will make payment of principal and any premium and interest on a Certificated Note upon maturity, redemption or repayment in immediately available funds against presentation and surrender of such Note. Notwithstanding the foregoing, a Holder of $50,000,000 (or the equivalent) or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date will be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent, provided such request is received not later than 15 calendar days prior to the applicable Interest Payment Date.

FIXED RATE NOTES

    Each Note bearing interest at a fixed rate (a "FIXED RATE NOTE") will bear interest from the date of issue at the annual rate stated on the face of such Fixed Rate Note, until the principal of such Fixed Rate Note is paid or made available for payment. Unless the applicable pricing supplement states otherwise, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months and will be payable on June 15 and December 15 of each year and at maturity or upon any earlier redemption or repayment.

    If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the interest payment will be made on the next day that is a Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Business Day, the payment of principal and any premium and interest will be made on the next day that is a Business Day, and no interest on such payment will accrue for the period from and after the maturity date (or date of redemption or repayment). Unless the applicable pricing supplement states otherwise, interest payments for Fixed Rate Notes will be the amount of interest accrued from and including the date of issue or from and including the last Interest Payment Date in respect of which interest has been paid, or provided for, as the case may be, to, but excluding, the following Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be.

FLOATING RATE NOTES

  GENERAL

    Each Note bearing interest at a floating rate (a "FLOATING RATE NOTE") will bear interest from the date of issue until the principal of such Floating Rate
Note is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "BASE RATE"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable pricing supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note:

    - the CD Rate (a "CD RATE NOTE");

    - the Commercial Paper Rate (a "COMMERCIAL PAPER RATE NOTE");

    - the Federal Funds Rate (a "FEDERAL FUNDS RATE NOTE");

    - LIBOR (a "LIBOR NOTE");

    - the Prime Rate (a "PRIME RATE NOTE");

    - the Treasury Rate (a "TREASURY RATE NOTE");

    - the CMT Rate (a "CMT RATE NOTE"); or

    - such other Base Rate or interest rate formula as such pricing supplement may specify.

    Unless the applicable pricing supplement states otherwise, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate,

    - plus or minus the Spread, if any; and/or

    - multiplied by the Spread Multiplier, if any.

The "SPREAD" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "SPREAD MULTIPLIER" is the percentage specified in the applicable pricing supplement to be applied to the Base Rate for such Floating Rate Note.

    As specified in the applicable pricing supplement, a Floating Rate Note may also have either or both of the following:

    - a maximum numerical limitation, or ceiling, on the rate of interest which may accrue during any interest period ("MAXIMUM INTEREST RATE"); and

    - a minimum numerical limitation, or floor, on the rate of interest which may accrue during any interest period ("MINIMUM INTEREST RATE").

In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by Minnesota law, as the same may be modified by United States law of general application. Under current Minnesota law, no maximum rate of interest would apply to the Notes.

    Unless the applicable pricing supplement states otherwise, the calculation agent (the "CALCULATION AGENT") with respect to any issue of Floating Rate Notes will be The First National Bank of Chicago. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

  CHANGE OF INTEREST RATE

    Unless the applicable pricing supplement states otherwise, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the "INTEREST RESET PERIOD" for such Note, and the first day of each Interest Reset Period being an "INTEREST RESET DATE"), as specified in the applicable pricing supplement. Unless the applicable pricing supplement states otherwise, the Interest Reset Date will be:

    - in the case of Floating Rate Notes which reset daily, each Business Day;

    - in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week;

    - in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below when the Treasury bill auction does not occur on Monday;

    - in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month;

    - in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December;

    - in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; and

    - in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

    The interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable pricing supplement (the "INITIAL INTEREST RATE"). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be the following Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next calendar month, such Interest Reset Date will be the immediately preceding Business Day.

    The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate applicable on the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

  DATE INTEREST RATE DETERMINED

    Unless the applicable pricing supplement states otherwise, the "INTEREST DETERMINATION DATE" pertaining to an Interest Reset Date for:

    - CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day prior to such Interest Reset Date;

    - a LIBOR Note will be the second London Banking Day prior to such Interest Reset Date; and

    - a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned.

    Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date for Treasury Rate Notes occurring in the next week. If an auction falls on a day that is an Interest Reset Date for a Treasury Rate Note, such Interest Reset Date will be the following Business Day.

    Unless the applicable pricing supplement states otherwise, the "CALCULATION DATE," where applicable, pertaining to an Interest Determination Date will be the earlier of:

    - the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the following Business Day; or

    - the Business Day prior to the applicable Interest Payment Date or maturity, redemption or repayment date, as the case may be.

  DATE INTEREST PAID

    Except as provided below, unless the applicable pricing supplement states otherwise, the Interest Payment Date for Floating Rate Notes will be:

    - in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Period, the third Wednesday of each month or the third Wednesday of March, June, September and December, as specified in the applicable pricing supplement;

    - in the case of Floating Rate Notes with a quarterly Interest Reset Period, the third Wednesday of March, June, September and December;

    - in the case of Floating Rate Notes with a semi-annual Interest Reset Period, the third Wednesday of the two months specified in the applicable pricing supplement;

    - in the case of Floating Rate Notes with an annual Interest Reset Period, the third Wednesday of the month specified in the applicable pricing supplement; and

    - in the case of all Floating Rate Notes, at maturity or earlier redemption or repayment.

    If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, other than an Interest Payment Date that is also the date of maturity, redemption or repayment, such Interest Payment Date will be the following day that is a Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal and any premium and interest will be made on the following Business Day, and no interest on such payment will accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

    Unless the applicable pricing supplement states otherwise, interest payments for Floating Rate Notes will be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid, or provided for, as the case may be, to but excluding, the following Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be.

    With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day in the period for which interest is being paid. Unless the applicable pricing supplement states otherwise, the interest factor for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes.

    Unless the applicable pricing supplement states otherwise, all percentages resulting from any calculation with respect to Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (E.G., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

  CD RATE NOTES

    CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the

Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, "CD RATE" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD INTEREST DETERMINATION DATE"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)." The "INDEX MATURITY" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the CD Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the Calculation Date, the CD Rate will be the rate on the applicable CD Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/ h15/update, or any successor site or publication ("H.15 DAILY UPDATE"), or another recognized electronic source used for the purpose of displaying this rate, for the day in respect of certificates of deposit having the Index Maturity specified in the applicable pricing supplement under the caption "CDs (secondary market)."

    - If such rate is not yet published in either H.15(519) or the H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement.

    - If the dealers selected by the Calculation Agent are not quoting as mentioned immediately above, the CD Rate in effect immediately prior to such CD Interest Determination Date will not change and will remain the CD Rate in effect on such CD Interest Determination Date.

  COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, "COMMERCIAL PAPER RATE" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "COMMERCIAL PAPER INTEREST DETERMINATION DATE"), the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper--Nonfinancial."

    Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

    - If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the applicable Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, under the heading "Commercial Paper--Nonfinancial."

    - If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or H.15 Daily Update or another recognized electronic source, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates of 11:00 a.m., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in New York City (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating agency.

    - If the dealers selected by the Calculation Agent are not quoting as mentioned immediately above, the Commercial Paper Rate in effect immediately prior to such Commercial Paper Interest Determination Date will not change and will remain the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "MONEY MARKET YIELD" will be a yield calculated in accordance with the following formula:

                           D X 360
Money Market Yield =                      X 100
                       ---------------
                        360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  FEDERAL FUNDS RATE NOTES

    Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, "FEDERAL FUNDS RATE" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "FEDERAL FUNDS INTEREST DETERMINATION DATE"), the rate on that day for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)."

    Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

    - If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on the applicable Federal Funds Interest Determination Date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, under the heading "Federal Funds/(Effective)."

    - If such rate is not yet published in either H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar Federal Funds arranged by each of three leading brokers of U.S. dollar Federal Funds transactions in New York City (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date.

    - If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate in effect immediately prior to such Federal Funds Interest Determination Date will not change and will remain the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

  LIBOR NOTES

    LIBOR Notes will bear interest at the interest rates (calculated with reference to the London interbank offered rate ("LIBOR") and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, LIBOR for each Interest Determination Date relating to a LIBOR Note (a "LIBOR INTEREST DETERMINATION DATE") will be determined by the Calculation Agent as follows:

    - As of the LIBOR Interest Determination Date, LIBOR will be either:

     - if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate will be used) for deposits in the Index Currency (as defined below) having the Index Maturity specified in such pricing supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is provided as aforesaid, appears) on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date; or

     - if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such pricing supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

    If fewer than the required number of applicable rates appear, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described immediately below.

     - With respect to a LIBOR Interest Determination Date on which fewer than the required number of applicable rates appear on the Designated LIBOR Page as specified immediately above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount not less than $1,000,000 (or the equivalent in the Index Currency as applicable) that is representative for a single transaction in such Index Currency in such market at such time. If at least two quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations.

     - If only one or no such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center for the country of the Index Currency, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount not less than $1,000,000 (or the equivalent in the Index Currency as applicable) that is representative for a single transaction in such Index Currency in such market at such time.

     - If the banks so selected by the Calculation Agent are not quoting as mentioned immediately above, LIBOR in effect immediately prior to such LIBOR Interest Determination Date will not change and will remain the LIBOR in effect on such LIBOR Interest Determination Date.

    For purposes of the preceding discussion, the following capitalized terms have the following meanings:

    "INDEX CURRENCY" means the currency (including composite currencies) specified in the applicable pricing supplement as the currency for which LIBOR will be calculated. If no such currency is specified in the applicable pricing supplement, the Index Currency will be U.S. dollars.

    "DESIGNATED LIBOR PAGE" means:

    - if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency; or

    - if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is designated in the applicable pricing supplement as the method for calculating LIBOR, the display on Dow Jones Markets Limited (or any successor service) on page 3750 if the U.S. dollar is the Index Currency or with respect to any other Index Currency, on the page specified in such pricing supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

  PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, "PRIME RATE" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "PRIME INTEREST DETERMINATION DATE"), the rate on such date as published in H.15(519) under the heading "Bank Prime Loan."

    Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the Prime Rate cannot be determined as described above:

    - If the rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Interest Determination Date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, opposite the caption "Bank Prime Loan."

    - If the rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or H.15 Daily Update or another recognized electronic source, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Interest Determination Date.

    - If fewer than four rates appear on the Reuters Screen US Prime 1 Page on such Prime Rate Interest Determination Date, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by 360) as of the close of business on such Prime Interest Determination Date by at least three major money center banks in New York City (which may include affiliates of the Agents) selected by the Calculation Agent.

    - If the banks selected are not quoting as mentioned immediately above, the Prime Rate in effect immediately prior to such Prime Interest Determination Date will not change and will remain the Prime Rate in effect on such Prime Interest Determination Date.

    "REUTERS SCREEN US PRIME1 PAGE" means the display designated as page "USPrime1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the Treasury Rate Notes and in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, "TREASURY RATE" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "TREASURY INTEREST DETERMINATION DATE"), the rate applicable to the auction held on such date of direct obligations of the United States ("TREASURY BILLS") having the Index Maturity specified in the applicable pricing supplement under the caption "Investment Rate" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace such page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace such page on such service) ("Telerate Page 57") or, if not so published by 3:00 p.m., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as hereinafter defined) of the rate for such Treasury bills as published in H.15(519) Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

    Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the Treasury Rate cannot be determined as described above:

    - If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills on such Treasury Interest Determination Date as announced by the United States Department of the Treasury.

    - In the event that the auction rate of Treasury bills having the Index Maturity specified in the applicable pricing supplement is not published or announced as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Interest Determination Date, then the Calculation Agent will determine the Treasury Rate to be the Bond Equivalent Yield of the rate on such Treasury Rate Interest Determination Date of

      Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the Calculation Agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement.

    - If the dealers selected by the Calculation Agent are not quoting as mentioned immediately above, the Treasury Rate in effect immediately prior to such Treasury Interest Determination Date will not change and will remain the Treasury Rate in effect on such Treasury Interest Determination Date.

    "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                             D X N
Bond Equivalent Yield =                    X 100
                         --------------
                          360-(D X M)

where "D" refers to the applicable per annum rate for the security quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  CMT RATE NOTES

    CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable pricing supplement.

    Unless the applicable pricing supplement states otherwise, "CMT RATE" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT INTEREST DETERMINATION DATE"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for:

            (i) if the Designated CMT Telerate Page is 7051, such CMT Interest Determination Date; and

            (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately before the week in which the related CMT Interest Determination Date occurs.

    Unless the applicable pricing supplement states otherwise, the following procedures will be used if the CMT Rate cannot be determined as described above:

    - If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such treasury constant maturity rate for the Designated CMT Maturity Index (as defined below) as published in H.15(519).

    - If that rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

    - If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "REFERENCE DEALER") in New York City selected by the Calculation Agent as described in the following sentence. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of overlap, one of the highest) and the lowest quotation (or, in the event of overlap, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("TREASURY NOTES") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

    - If the Calculation Agent cannot obtain three such Treasury notes quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in New York City (which may include the Agents or their affiliates) (selected using the same method described above) for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury note with the shorter remaining term to maturity.

    - If three or four (but not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

    - If fewer than three Reference Dealers selected by the Calculation Agent are quoting as mentioned immediately above, the CMT Rate in effect immediately prior to such CMT Interest Determination Date will not change and will remain the CMT Rate in effect on such CMT Interest Determination Date.

    "DESIGNATED CMT TELERATE PAGE" means the display on the Telerate (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

    "DESIGNATED CMT MATURITY INDEX" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated.

DEFEASANCE

    The Notes will be subject to defeasance in the manner described under the heading "Description of Debt Securities--Defeasance" in the accompanying prospectus.

SAME-DAY SETTLEMENT

    Settlement for the Notes will be made by the Agents in immediately available funds. The Notes will trade in the Depositary's settlement system until maturity. As a result, the Depositary will require secondary trading activity in the Notes to be settled in immediately available funds.

BOOK-ENTRY SYSTEM

    Upon issuance, all Fixed Rate Notes that are Global Notes having the same issue date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Notes that are Global Notes having the same issue date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Global Notes will be deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. Global Notes will not be exchangeable for Certificated Notes, except as described below. Certificated Notes will not be exchangeable for Global Notes and will not otherwise be issuable as Global Notes.

    Ownership of beneficial interests in a Global Note will be limited to DTC participants and to persons that may hold interests through institutions that have accounts with DTC ("PARTICIPANTS"). Beneficial interests in a Global Note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for such Global Note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the Notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

    DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include:

    - securities brokers and dealers (including the Agents);

    - banks;

    - trust companies;

    - clearing corporations; and

    - certain other organizations (some of which, and/or their representatives, own DTC).

    Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system.

    Principal and interest payments on the Global Notes represented by a Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Notes represented by the Global Security for all purposes under the Indenture. Accordingly, we, the Trustee and the Paying Agent will have no responsibility or liability for:

    - any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a Global Note represented by a Global Security;

    - any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a Global Note held through such participants; or

    - the maintenance, supervision or review of any of DTC's records relating to such beneficial ownership interests.

    DTC has advised us that upon receipt of any payment of principal of or interest on a Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on DTC's records. The applicable Agent or Agents will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a Global Note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of those participants.

    A Global Note can only be transferred:

    - as a whole by DTC to one of its nominees;

    - as a whole by a nominee of DTC to DTC or another nominee of DTC; or

    - as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

    Global Notes represented by a Global Security can be exchanged for Certificated Notes in registered form only if:

    - DTC notifies us that it is unwilling or unable to continue as Depositary for such Global Note and we do not appoint a successor Depositary within 90 days after receiving such notice;

    - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor Depositary within 90 days after becoming aware that DTC has ceased to be so registered as a clearing agency;

    - we in our sole discretion determine that such Global Note will be exchangeable for Certificated Notes in registered form and notify the Trustee of our decision; or

    - an Event of Default with respect to the Notes represented by such Global Note has occurred and is continuing.

A Global Note that can be exchanged under the previous sentence will be exchanged for Certificated Notes that are issued in Authorized Denominations in registered form for the same aggregate amount. Such Certificated Notes will be registered in the names of the owners of the beneficial interests in such Global Note as directed by DTC.

    Except as provided above, (1) owners of beneficial interests in such Global Note will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the Holders of the Notes for any purpose under the Indenture and (2) no Global Notes represented by a Global Security will be exchangeable. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC (and if such person is not a participant, on the procedures of the participant through which such person owns its interest) to exercise any rights of a Holder under the Indenture or such Global Note. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

    We understand that under existing industry practices, if we request Holders to take any action, or if an owner of a beneficial interest in a Global Note desires to take any action which a Holder is entitled to take under the Indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take such action and (2) such participants would authorize the beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has provided the following information to us. DTC is:

    - a limited-purpose trust company organized under the laws of the State of New York;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered under the Exchange Act.

                         UNITED STATES FEDERAL TAXATION

    The following summary discusses the principal U.S. federal income tax consequences of owning and disposing of the Notes. This summary is based on current federal tax authorities, including the Internal Revenue Code of 1986, as amended (the "CODE"), and Treasury Regulations (the "OID REGULATIONS") concerning the treatment of debt instruments issued with original issue discount ("OID"). Any changes to these tax authorities may affect the tax consequences to Holders.

    This summary applies only to Holders that:

    - purchase the Notes in the original offering at the "issue price" (as defined below under "--Tax Consequences to U.S. Holders--Notes Issued with OID"); and

    - hold the Notes as "capital assets" as that term is defined in the Code.

It does not discuss all of the tax consequences that may be relevant to a Holder in light of the Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, tax-exempt organizations, regulated investment companies, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle," or persons whose functional currency is not the United States dollar. The applicable pricing supplement may contain additional tax considerations applicable to particular Notes, including any Indexed Notes and Notes denominated in a currency other than U.S. dollars. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    As used in this summary, the term "U.S. HOLDER" means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

    - a citizen or resident of the United States;

    - a domestic corporation, partnership or other entity;

    - an estate whose income is subject to U.S. income tax regardless of its source; or

    - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the trust.

The term "FOREIGN HOLDER" means a beneficial owner of a Note that is NOT a U.S. Holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  PAYMENTS OF INTEREST

    Interest paid on a Note, to the extent treated as "qualified stated interest" (as defined below), will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting. Special rules govern the treatment of interest paid with respect to Notes with special features such as Floating Rate Notes or Indexed Notes.

  NOTES ISSUED WITH OID

    Unless the applicable pricing supplement states otherwise, we will not issue the Notes with OID. For federal income tax purposes, OID is the excess of the stated redemption price at maturity of a Note over its issue price. However, OID is assumed to be zero if such excess is less than a DE MINIMIS amount (generally, 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity). The "ISSUE PRICE" of each Note equals the first price at which a substantial amount of such Notes has been sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting as underwriters, placement agents, or wholesalers. The "STATED REDEMPTION PRICE AT MATURITY" of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "QUALIFIED STATED INTEREST" is stated interest unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note at a single fixed rate or certain variable rates of interest and that takes into account the interval between stated interest payments.

    A U.S. Holder of a Note issued with OID will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting. A U.S. Holder of such a Note that matures more than one year from its date of issuance will be required to include OID in income as it accrues in accordance with a constant yield method, before the receipt of cash payments attributable to such income and regardless of such Holder's regular tax accounting method. Under the constant yield method, a Holder of such a Note generally will be required to include in income increasingly greater amounts of OID.

    A Note with a term of one year or less (a "SHORT-TERM OID NOTE") will be treated as having been issued with OID because none of the interest will be treated as qualified stated interest. In general, a cash method U.S. Holder of a short-term OID Note is not required to accrue OID currently unless it elects to do so. In general, an accrual method U.S. Holder of a short-term OID Note is required to include in income the OID currently as it accrues. Accrual method U.S. Holders, and cash method U.S. Holders who elect to include OID in income currently, must recognize such OID income on a straight-line basis unless the Holder elects to accrue the OID under a constant yield method. For cash method U.S. Holders who do not include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term OID Note will be ordinary income to the extent of the accrued OID. In addition, such cash method U.S. Holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying short-term OID Notes.

    Certain of the Notes may be redeemed prior to maturity. Notes containing such a feature may be subject to rules that differ from the general rules discussed herein. Purchasers of Notes with such a feature should carefully examine the applicable pricing supplement with respect to such a feature since the tax consequences with respect to OID will depend on the particular terms of the Note.

  VARIABLE RATE NOTES

    A "VARIABLE RATE NOTE" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity and (z) .015, or (2) 15 percent of the total noncontingent principal payments, and (ii) does not provide for any stated interest other than stated interest compounded or paid at least annually at a variable rate meeting a number of technical criteria. The rules for determining whether a variable rate meets these requirements are extremely complex. However, CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes, Treasury Rate Notes, and CMT Rate Notes generally will be treated as meeting the requirements, thereby qualifying as Variable Rate Notes. If a Note is not a Variable Rate Note, the applicable pricing supplement will disclose the tax consequences with respect to the Note.

    If a Note qualifies as a Variable Rate Note, the OID Regulations specify rules for determining the amount of qualified stated interest and the amount and accrual of any OID. In general, the stated interest on a Variable Rate Note is treated as qualified stated interest. The amount and accrual of any OID generally is determined by assuming the Variable Rate Note bears interest at a fixed rate equal to the variable rate in effect on the date the Note was issued.

  SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any OID previously included in income by the Holder and reduced by any payments that do not constitute qualified stated interest, such as principal payments.

    Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is currently taxed at a lower rate than ordinary income for certain noncorporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for other purposes, including limitations on the deductibility of capital losses.

U.S. TAX CONSEQUENCES TO FOREIGN HOLDERS

    Under present U.S. federal tax law, no withholding tax applies to interest and principal payments on a Note (including premium and OID) made to a Foreign Holder if:

    - the Holder does not own 10% or more (actually or constructively) of our total voting stock;

    - the Holder is not a controlled foreign corporation that is related to us through stock ownership;

    - the Holder is not a bank receiving interest described in Code Section 881(c)(3)(A);

    - the interest is not contingent interest under Code Section 871(h)(4)(A);
      and

    - either: (1) the beneficial owner of the Note certifies that it is not a U.S. Holder and provides its name and address or (2) if a financial institution holds the Note on behalf of the beneficial owner, the financial institution certifies that such statement has been received from the beneficial owner and furnishes a copy of such certification (IRS Form W-8 may be used for these purposes).

    No federal income tax applies to the gain realized on the sale, exchange or retirement of a Note if the gain is not effectively connected with the conduct of a U.S. trade or business and, if the Holder is an individual, such individual is not present in the U.S. for more than 182 days during the taxable year in which the gain is realized.

FOREIGN HOLDER ENGAGED IN U.S. TRADE OR BUSINESS

    U.S. federal income tax will generally apply if a Foreign Holder is engaged in a U.S. trade or business, and if interest on the Note or gain recognized on the sale or other disposition of the Note is effectively connected with the conduct of such trade or business.

    In lieu of the Form W-8 described above, such Holder must provide to the withholding agent IRS Form 4224 in order to claim an exemption from withholding. In addition, if such Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate if provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on the Note and any gain recognized on the sale or other disposition of a Note will be included in the effectively connected earnings and profits of such Foreign Holder if such interest or gain is effectively connected with the conduct by the Foreign Holder of a trade or business in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    A 31% "backup" withholding tax applies to certain interest and principal payments made to, and to the proceeds of sale before maturity by, certain U.S. persons if such persons fail to supply taxpayer identification numbers and other information. Backup withholding and information reporting will not apply to interest and principal payments made on a Note issued in registered form if the Holder certifies that it is not a U.S. person and we do not have actual knowledge that the payee is a U.S. person, and in the case of principal payments, receive certification from the payee as to the absence of the conditions set forth above.

    If payments of principal or interest are collected outside the U.S. by a foreign office of a custodian, nominee or other agent (a "CUSTODIAN") acting on behalf of a beneficial owner of a Note, such Custodian is not required to apply backup withholding to such payments made to such beneficial owner and generally will not be subject to information reporting requirements. However, if the Custodian is a U.S. person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, information reporting (but not backup withholding) will be required unless the Custodian has documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

    Payments on the sale, exchange or retirement of a Note to or through a foreign office of a broker will not be subject to backup withholding. Such payments, however, will be subject to information reporting if the broker is a U.S. person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

    We will withhold all amounts required by law to be withheld from reportable payments made with respect to the Notes. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's U.S. income tax liability, provided that the required information is furnished to the IRS.

NEW WITHHOLDING, BACKUP WITHHOLDING AND INFORMATION REPORTING RULES IN 2000

    The Treasury Department has issued new regulations (the "NEW REGULATIONS") which modify the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Among other things, the New Regulations generally will require any Foreign Holder that seeks the protection of an income tax treaty with respect to the imposition of U.S. withholding tax to obtain a taxpayer identification number from the IRS and provide verification that such Holder is entitled to the protection of the relevant income tax treaty. Tax-exempt Foreign Holders will generally be required to provide verification of their tax-exempt status. Prospective investors are urged to consult with their tax advisors with respect to the New Regulations.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF HOLDING, EXCHANGING OR SELLING THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    Dayton Hudson ("WE" or "US") and Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (the "AGENTS") have entered into a distribution agreement with respect to the Notes. Subject to certain conditions, the Agents have agreed to use their reasonable efforts to solicit purchases of the Notes. We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agents may also reject any offer to purchase Notes. We will pay the Agents a commission on any Notes sold through the Agents. The commission will range from .125% to .700% of the principal amount of the Notes, depending on the maturity of the Notes, provided that commissions with respect to Notes maturing in 30 years or more will be negotiated at the time of sale.

    We may arrange for Notes to be sold through Agents or may sell Notes directly to investors on our own behalf. No commissions will be paid on Notes sold directly by us. We may accept offers to purchase Notes through additional agents and may appoint additional agents to solicit offers to purchase Notes. Such other agents, if any, will be named in the applicable pricing supplement.

    We may also sell Notes to Agents who will purchase the Notes as principal for their own accounts at prices agreed upon at the time of sale. Such Notes may be resold at the market price or at other prices determined by the Agent at the time of sale. Unless the applicable pricing supplement states otherwise, any Notes sold to Agents as principals will be purchased at a price equal to 100% of the principal amount less a discount that will equal the applicable commission on an agency sale of Notes of the same maturity. The Agents may resell any Notes they purchase as principal to other brokers or dealers at a discount, which may include all or part of the discount the Agents receive from us. If all the Notes are not sold at the initial offering price, the Agents may change the offering price and the other selling terms.

    The Agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the several Agents against certain liabilities, including liabilities under the Securities Act.

    The Agents may sell to dealers who may resell to investors, and the Agents may pay all or part of the discount or commission they receive from us to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

    The Notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the Notes.

    We estimate that we will incur total expenses in connection with the sale of the Notes, excluding underwriting discounts and commissions, of approximately $700,000. We have agreed to reimburse the Agents for certain expenses incurred by the Agents.

    Unless otherwise indicated in the applicable pricing supplement, the purchase price of the Notes will be required to be paid in immediately available funds in New York City.

    Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. or their affiliates may be customers of, engage in transactions with and perform investment and/or commercial banking services for us in the ordinary course of business.

                             CONCERNING THE TRUSTEE

    From time to time, we and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. The Trustee also acts as the transfer agent and registrar for our Common Stock and as the issuing and paying agent for our commercial paper.

                                 LEGAL OPINIONS

    The validity of the Notes will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota, and for the Agents by King & Spalding, New York, New York. Faegre & Benson LLP may rely on King & Spalding as to matters of New York law, and King & Spalding may rely on Faegre & Benson LLP as to matters of Minnesota law. The opinions of Faegre & Benson LLP and King & Spalding will be conditioned upon, and subject to certain assumptions regarding, future action that we and the Trustee are required to take in connection with the issuance and sale of any particular Note, the specific terms of the Notes and other matters which may affect the validity of the Notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS

 [LOGO]

DAYTON HUDSON CORPORATION
777 NICOLLET MALL
14TH FLOOR
MINNEAPOLIS, MINNESOTA 55402-2055
(612) 370-6948

                                 $1,525,000,000

                                DEBT SECURITIES
                                PREFERRED SHARES
                                  COMMON STOCK
                                 DEBT WARRANTS
                            PREFERRED SHARE WARRANTS
                             COMMON STOCK WARRANTS

                               ------------------

 We will provide the specific terms of these securities in supplements to this prospectus.
 You should read this prospectus and the applicable supplement carefully before you invest.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                   This prospectus is dated October 13, 1998

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell:

    - debt securities,

    - preferred shares,

    - common stock,

    - debt warrants,

    - preferred share warrants and

    - common stock warrants,

either separately or in units, in one or more offerings up to a total dollar amount of $1,525,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

    - Annual Report on Form 10-K for the year ended January 31, 1998 (including information specifically incorporated by reference into our Form 10-K from our 1997 Annual Report to Shareholders and our definitive Notice and Proxy Statement for our 1998 Annual Meeting of Shareholders);

    - Quarterly Reports on Form 10-Q for the quarters ended May 2, 1998 and August 1, 1998;

    - Current Report on Form 8-K dated June 4, 1998;

    - the description of the Company's common stock contained in the Registration Statement on Form 8-A filed in connection with the Company's common stock; and

    - the description of the Company's preferred share purchase rights contained in the Registration Statement on Form 8-A dated September 12, 1996.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                             Secretary
                             Dayton Hudson Corporation
                             777 Nicollet Mall
                             14th Floor
                             Minneapolis, Minnesota 55402-2055
                             (612) 370-6948

    You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                  THE COMPANY

    We focus on general merchandise retailing through three operating divisions:

    - Target is an upscale discounter that provides quality merchandise at attractive prices in clean, spacious and guest-friendly stores. On August 1, 1998, Target operated 828 stores in 40 states.

    - Mervyn's California is a promotional, middle-market, neighborhood department store. On August 1, 1998, Mervyn's operated 269 stores in 14 states.

    - The Department Stores emphasize fashion leadership, quality merchandise and superior guest service. On August 1, 1998, The Department Stores operated 64 Dayton's, Hudson's and Marshall Field's stores in 8 states.

    When we refer to "OUR COMPANY," "WE," "OUR" and "US" in this prospectus under the headings "The Company," "Use of Proceeds" and "Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends," we mean Dayton Hudson Corporation and its subsidiaries. When such terms are used elsewhere in this prospectus, we refer only to Dayton Hudson Corporation unless the context indicates otherwise.

    The information below provides detail on the operations of our business segments.

                                                                          FISCAL YEAR ENDED
                                                   ---------------------------------------------------------------
                                                   JANUARY 29,  JANUARY 28,  FEBRUARY 3,  FEBRUARY 1,  JANUARY 31,
                                                      1994         1995         1996*        1997         1998
                                                   -----------  -----------  -----------  -----------  -----------
                                                                        (MILLIONS OF DOLLARS)
REVENUES
Target...........................................   $  11,743    $  13,600    $  15,807    $  17,853    $  20,368
Mervyn's.........................................       4,436        4,561        4,516        4,369        4,227
Department Store Division........................       3,054        3,150        3,193        3,149        3,162
                                                   -----------  -----------  -----------  -----------  -----------
Total revenues...................................   $  19,233    $  21,311    $  23,516    $  25,371    $  27,757
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
PRE-TAX SEGMENT PROFIT
Target...........................................   $     600    $     732    $     721    $   1,048    $   1,287
Mervyn's.........................................         172          198          117          272          280
Department Store Division........................         246          259          192          151          240
                                                   -----------  -----------  -----------  -----------  -----------
Total pre-tax segment profit.....................   $   1,018    $   1,189    $   1,030    $   1,471    $   1,807
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
LIFO provision (expense)/credit..................          91           19          (17)          (9)          (6)
Real estate repositioning charge.................          --           --           --         (134)          --
Securitization adjustments:
    Interest equivalent..........................          --           --          (10)         (25)         (33)
    SFAS 125 gain................................          --           --           --           --           45
Interest expense, net............................        (446)        (426)        (442)        (442)        (416)
Corporate and other..............................         (56)         (68)         (60)         (78)         (71)
                                                   -----------  -----------  -----------  -----------  -----------
Earnings before income taxes and extraordinary
  charges........................................   $     607    $     714    $     501    $     783    $   1,326
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
ASSETS
Target...........................................   $   5,495    $   6,247    $   7,330    $   8,257    $   9,487
Mervyn's.........................................       2,750        2,917        2,776        2,658        2,281
Department Store Division........................       2,240        2,392        2,309        2,296        2,188
Corporate and other..............................         293          141          155          178          235
                                                   -----------  -----------  -----------  -----------  -----------
Total assets.....................................   $  10,778    $  11,697    $  12,570    $  13,389    $  14,191
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
DEPRECIATION AND AMORTIZATION
Target...........................................   $     264    $     294    $     328    $     377    $     437
Mervyn's.........................................         146          145          150          151          126
Department Store Division........................         104          108          113          119          128
Corporate and other..............................           1            1            3            3            2
                                                   -----------  -----------  -----------  -----------  -----------
Total depreciation and amortization..............   $     515    $     548    $     594    $     650    $     693
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
CAPITAL EXPENDITURES
Target...........................................   $     716    $     842    $   1,067    $   1,048    $   1,155
Mervyn's.........................................         180          146          273           79           72
Department Store Division........................          80           96          161          173          124
Corporate and other..............................           2           11           21            1            3
                                                   -----------  -----------  -----------  -----------  -----------
Total capital expenditures.......................   $     978    $   1,095    $   1,522    $   1,301    $   1,354
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
SEGMENT EBITDA**
Target...........................................   $     864    $   1,026    $   1,049    $   1,425    $   1,724
Mervyn's.........................................         318          343          267          423          406
Department Store Division........................         350          367          305          270          368
                                                   -----------  -----------  -----------  -----------  -----------
Total Segment EBITDA**...........................   $   1,532    $   1,736    $   1,621    $   2,118    $   2,498
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------

------------------------------

 *  Consisted of 53 weeks

** Segment EBITDA is pre-tax segment profit before depreciation and amortization. Pre-tax segment profit is first-in first-out (FIFO) earnings before securitization effects, interest, corporate and other expense, and unusual items. Our management uses EBITDA and pre-tax segment profit, among other standards, to measure divisional operating performance. EBITDA supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles. It is included as a tool for analyzing our results.

Each operating division's assets and operating results include the retained securitized receivables held by Dayton Hudson Receivables Corporation and Retailers National Bank, as well as related income and expenses.

                                USE OF PROCEEDS

    Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and may be used to:

    - meet our working capital requirements;

    - fund capital expenditures relating to the construction and fixturing of our new stores;

    - remodel our existing stores;

    - refinance debt; and

    - finance acquisitions of real estate, other assets and companies.

Until the net proceeds have been used, they will be invested in short-term marketable securities.

            RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                        FISCAL YEAR ENDED                                  SIX MONTHS ENDED
                            -------------------------------------------------------------------------  ------------------------
                             JANUARY 29,    JANUARY 28,    FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,    AUGUST 2,    AUGUST 1,
                                1994           1995           1996           1997           1998          1997         1998
                            -------------  -------------  -------------  -------------  -------------  -----------  -----------
Ratio of Earnings to Fixed
  Charges.................        2.19x           2.43           1.94           2.46           3.65          2.71         3.26
Ratio of Earnings to Fixed
  Charges and Preferred
  Stock Dividends.........        2.04x           2.25           1.81           2.30           3.40          2.54         3.05

    - For purposes of calculating the ratios, fixed charges consist of:

       - interest on debt;

       - amortization of discount on debt; and

       - the interest portion of rental expense on operating leases.

    - The ratio of earnings to fixed charges is calculated as follows:

   (income before extraordinary charges and income taxes) + (fixed charges) -
                             (capitalized interest)
--------------------------------------------------------------------------------
                                (fixed charges)

    - The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

   (income before extraordinary charges and income taxes) + (fixed charges) -
                             (capitalized interest)
--------------------------------------------------------------------------------
(fixed charges) + (pretax earnings required to cover preferred stock dividends)

    - Pretax earnings required to cover preferred stock dividends are calculated as follows:

     preferred stock dividends, as adjusted for the tax benefits related to unallocated shares
--------------------------------------------------------------------------------
                      1 - (our effective income tax rate)

                         DESCRIPTION OF DEBT SECURITIES

    This section describes the general terms and provisions of the Debt Securities (as defined below). The prospectus supplement will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

    The Debt Securities will be issued under an indenture (the "INDENTURE") between us and the trustee named in the applicable prospectus supplement (the "TRUSTEE"). As used in this prospectus, "DEBT SECURITIES" means the debentures, notes, bonds and other evidences of indebtedness that we issue and the Trustee authenticates and delivers under the Indenture.

    We have summarized certain terms and provisions of the Indenture in this section. The summary is not complete. We have also filed the form of the Indenture as an exhibit to the registration statement. You should read the form of Indenture for additional information before you buy any Debt Securities. The summary that follows includes references to section numbers of the Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

GENERAL

    The Debt Securities will be our direct, senior, unsecured obligations. The Indenture does not limit the amount of Debt Securities that we may issue and permits us to issue Debt Securities from time to time. Debt Securities issued under the Indenture will be issued as part of a series that has been established by us pursuant to the Indenture. (Section 301) Unless a prospectus supplement relating to Debt Securities states otherwise, the Indenture and the terms of the Debt Securities will not contain any covenants designed to afford holders of any Debt Securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities. If we ever issue Bearer Securities we will summarize provisions of the Indenture that relate to Bearer Securities in the applicable prospectus supplement.

    A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

    - the title and type of the Debt Securities;

    - any limit on the total principal amount of the Debt Securities;

    - the price at which the Debt Securities will be issued;

    - the date or dates on which the principal of and premium, if any, on the Debt Securities will be payable;

    - the maturity date of the Debt Securities;

    - if the Debt Securities will bear interest:

       - the interest rate on the Debt Securities;

       - the date from which interest will accrue;

       - the record and interest payment dates for the Debt Securities;

       - the first interest payment date; and

       - any circumstances under which we may defer interest payments;

    - any optional redemption provisions that would permit us or the Holders (as defined below) of Debt Securities to elect redemption of the Debt Securities prior to their final maturity;

    - any sinking fund provisions that would obligate us to redeem the Debt Securities prior to their final maturity;

    - the currency or currencies in which the Debt Securities will be denominated and payable, if other than U.S. dollars;

    - any provisions that would permit us or the Holders of the Debt Securities to elect the currency or currencies in which the Debt Securities are paid;

    - whether the provisions described under the heading "Defeasance" below apply to the Debt Securities;

    - any changes to or additional Events of Default or covenants;

    - whether the Debt Securities will be issued in whole or in part in the form of Global Securities and, if so, the Depositary for those Global Securities (a "GLOBAL SECURITY" means a Debt Security that we issue in accordance with the Indenture to represent all or part of a series of Debt Securities);

    - any special tax implications of the Debt Securities; and

    - any other terms of the Debt Securities.

A "HOLDER," with respect to a Registered Security, means the Person in whose name such Registered Security is registered in the Security Register. (Section
101)

PAYMENT; TRANSFER

    We will designate a Place of Payment where you can receive payment of the principal of and any premium and interest on the Debt Securities or transfer the Debt Securities. Even though we will designate a Place of Payment, we may elect to pay any interest on the Debt Securities by mailing a check to the Person listed as the owner of the Debt Securities in the Security Register or by wire transfer to an account designated by that Person in writing not less than ten days before the date of the interest payment. (Sections 305, 307, 1002) There will be no service charge for any registration of transfer or exchange of the Debt Securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debt Securities. (Section 305)

DENOMINATIONS

    Unless the prospectus supplement states otherwise, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

ORIGINAL ISSUE DISCOUNT

    Debt Securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a Debt Security is an "ORIGINAL ISSUE DISCOUNT SECURITY," that means that an amount less than the principal amount of the Debt Security will be due and payable upon a declaration of acceleration of the maturity of the Debt Security pursuant to the Indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

CLASSIFICATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Indenture contains certain restrictive covenants that apply to us and all of our Restricted Subsidiaries. Those covenants do not apply to our Unrestricted Subsidiaries. For example, (1) the assets and indebtedness of Unrestricted Subsidiaries and (2) investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are not included in the calculations described under the heading

"--Restrictions on Secured Funded Debt" below. The Indenture does not require us to maintain any Restricted Subsidiaries and, if we do not, the Indenture will not provide any limitations on the amount of secured debt created or incurred by our Subsidiaries.

    A "SUBSIDIARY" is any corporation of which we own more than 50% of the outstanding shares of Voting Stock directly or through one or more of our other Subsidiaries. "VOTING STOCK" means stock that is entitled in the ordinary course (I.E., not only as a result of the happening of certain events) to vote in an election for directors.

    "RESTRICTED SUBSIDIARIES" are all of our Subsidiaries other than Unrestricted Subsidiaries. A "WHOLLY-OWNED RESTRICTED SUBSIDIARY" is a Restricted Subsidiary of which we own all of the outstanding capital stock directly or through our other Wholly-owned Restricted Subsidiaries.

    Our "UNRESTRICTED SUBSIDIARIES" are:

    - Eighth Street Development Company, Dayton Hudson Capital Corporation, Dayton Hudson Receivables Corporation and The Associated Merchandising Corp.;

    - certain other finance Subsidiaries acquired or formed by us after the date of this prospectus;

    - any Subsidiary that our Board of Directors in the future designates as an Unrestricted Subsidiary pursuant to the Indenture; and

    - any other Subsidiary if a majority of its Voting Stock is owned by an Unrestricted Subsidiary.

Our Board of Directors can at any time change a Subsidiary's designation from an Unrestricted Subsidiary to a Restricted Subsidiary if (1) the majority of that Subsidiary's Voting Stock is not owned by an Unrestricted Subsidiary and (2) after the change of designation, we would be in compliance with the restrictions contained in the Secured Funded Debt covenant described under the heading "--Restrictions on Secured Funded Debt" below. (Sections 101, 1010(a))

RESTRICTIONS ON SECURED FUNDED DEBT

    The Indenture limits the amount of Secured Funded Debt that we and our Restricted Subsidiaries may incur or otherwise create (including by guarantee). Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after such incurrence or creation:

    - the sum of:

       - the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries (other than certain categories of Secured Funded Debt discussed below), plus

       - the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to sale and lease-back transactions,

    - does not exceed 5% of our Consolidated Net Tangible Assets.

This limitation does not apply if the outstanding Debt Securities are secured equally and ratably with or prior to the new Secured Funded Debt. (Sections 1008(a), 1008(c))

    "SECURED FUNDED DEBT" means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries. (Section 101)

    "FUNDED DEBT" means:

       - Indebtedness maturing (or which we may extend or renew to mature) more than 12 months after the time the amount of Secured Funded Debt is computed, plus

       - guarantees of Indebtedness of the type described in (1) above, or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), plus

       - Funded Debt secured by a mortgage, lien or similar encumbrance on our assets or those of our Restricted Subsidiaries, whether or not such Funded Debt is assumed by us or one of our Restricted Subsidiaries, plus

       - in the case of a Subsidiary, all Preferred Stock of that Subsidiary.

Funded Debt DOES NOT INCLUDE any amount relating to obligations under leases (or guarantees of leases) whether or not those obligations would be included as liabilities on our consolidated balance sheet. (Section 101)

    "INDEBTEDNESS" means, except as set forth in the next sentence:

    - all items of indebtedness or liability (except capital and surplus) which under GAAP would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined;

    - indebtedness secured by a mortgage, lien or other similar encumbrance on property owned subject to that mortgage, lien or other similar encumbrance, regardless of whether the indebtedness secured by that mortgage, lien or other similar encumbrance was assumed; and

    - guarantees, endorsements (other than for purposes of collection) and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless such amount is included in the preceding two bullet points.

Indebtedness does not include any obligations or guarantees of obligations relating to lease rentals, even if such obligations or guarantees of obligations would be included as liabilities on the consolidated balance sheet of us and our Restricted Subsidiaries. (Section 101)

    "ATTRIBUTABLE DEBT" means:

    - the balance sheet liability amount of capital leases as determined by GAAP, plus

    - the amount of future minimum operating lease payments required to be disclosed by GAAP, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report to Shareholders reflecting that calculation.

The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of (1) the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty or (2) the aggregate amount of lease payments required to be made during the remaining term of the lease. (Section 101)

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total consolidated amount of our assets and those of our Restricted Subsidiaries (minus applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of the calculation), minus

    - all liabilities and liability items, including capital leases (or guarantees of capital leases) which under GAAP would be included in the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes, and

    - goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles. (Section 101)

    The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading "Restrictions on Secured Funded Debt":

    - Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly-owned Restricted Subsidiaries;

    - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. Government or any State or any instrumentality thereof to secure certain payments;

    - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that such company becomes one of our Subsidiaries;

    - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which (1) exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries (including acquisitions by merger or consolidation), (2) secures the payment of any part of the purchase price of or construction cost for such property, shares of stock or Indebtedness or (3) secures any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of such property, shares of stock or Indebtedness or the completion of any construction of such property for the purpose of financing all or a part of the purchase price or construction cost of such property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading "--Consolidation, Merger or Sale" below;

    - Secured Funded Debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax pursuant to the Internal Revenue Code of 1986; and

    - any extension, renewal or refunding of (1) any Secured Funded Debt permitted under the first paragraph under the heading "Restrictions on Secured Funded Debt," (2) any Secured Funded Debt outstanding at February 3, 1996 of any then Restricted Subsidiary or (3) any Secured Funded Debt of any company outstanding at the time such company became a Restricted Subsidiary. (Section 1008(b))

RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS

    The Indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Operating Property (as defined below) more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:

    - we or such Restricted Subsidiary could (1) create Secured Funded Debt on such property equal to the Attributable Debt with respect to the sale and lease-back transaction and (2) still be in compliance with the restrictions on Secured Funded Debt (see "--Restrictions on Secured Funded Debt" above); or

    - we apply an amount (subject to credits for certain voluntary retirements of Debt Securities and/ or Funded Debt) equal to the greater of (1) the fair value of such property or (2) the net proceeds of such sale, within 120 days, to the retirement of Secured Funded Debt.

This restriction will not apply to any sale and lease-back transaction (1) between us and one of our Restricted Subsidiaries, (2) between any of our Restricted Subsidiaries or (3) involving a lease for a period, including renewals, of three years or less. (Section 1009)

    "OPERATING PROPERTY" means any retail store, distribution center or other property related to our general retail business or that of one of our Subsidiaries, parking facilities and any equipment located at, or a part of, any such property if it has a net book value greater than .35% of our Consolidated Net Tangible Assets and has been owned and operated by us or one of our Subsidiaries for more than 90 days. If we acquire a new Subsidiary that already owns and operates such property, then such property will not be considered Operating Property until 90 days after such acquisition. (Section 101)

CONSOLIDATION, MERGER OR SALE

    The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

    - the resulting or acquiring corporation (if other than us) assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indenture;

    - immediately after the transaction, no Event of Default exists; and

    - except in the case of a consolidation or merger of a Restricted Subsidiary with or into us, either (1) we have obtained the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series or (2) immediately after the transaction, the resulting or acquiring corporation could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see "--Restrictions on Secured Funded Debt" above). (Section 801)

    Even though the Indenture contains the provisions described above, we are not required by the Indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:

    - that corporation is one of our Wholly-owned Restricted Subsidiaries; and

    - we could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see "--Restrictions on Secured Funded Debt" above). (Section 803)

    If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the Indenture and under the Debt Securities. (Section 802)

MODIFICATION AND WAIVER

    Under the Indenture, certain of our rights and obligations and certain of the rights of Holders of the Debt Securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

    - a change in the stated maturity date of any payment of principal or interest;

    - a reduction in certain payments due on the Debt Securities;

    - a change in the Place of Payment or currency in which any payment on the Debt Securities is payable;

    - a limitation of a Holder's right to sue us for the enforcement of certain payments due on the Debt Securities;

    - a reduction in the percentage of Outstanding Debt Securities required to consent to a modification or amendment of the Indenture;

    - a limitation of a Holder's right, if any, to repayment of Debt Securities at such Holder's option; and

    - a modification of any of the foregoing requirements or a reduction in the percentage of Outstanding Debt Securities required to waive compliance with certain provisions of the Indenture or to waive certain defaults under the Indenture. (Section 902)

    Under the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series of Debt Securities may, on behalf of all Holders of that series:

    - waive compliance by us with certain restrictive covenants of the Indenture; and

    - waive any past default under the Indenture, except:

       - a default in the payment of the principal of or any premium or interest on any Debt Securities of that series; or

       - a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security of that series. (Sections 1012, 513)

EVENTS OF DEFAULT

    "EVENT OF DEFAULT," when used in the Indenture with respect to any series of Debt Securities, means any of the following:

    - failure to pay interest on any Debt Security of that series for 30 days after the payment is due;

    - failure to pay the principal of or any premium on any Debt Security of that series when due;

    - failure to deposit any sinking fund payment when due on Debt Securities of that series;

    - failure to perform any other covenant in the Indenture that applies to Debt Securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the Indenture;

    - default under any Indebtedness for borrowed money (including other series of Debt Securities), or under any mortgage, lien or other similar encumbrance, indenture or instrument (including the Indenture) which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than $20 million, unless such acceleration is rescinded (or the Indebtedness is discharged) within 10 days after we have received written notice of the default in the manner specified in the Indenture;

    - certain events in bankruptcy, insolvency or reorganization; or

    - any other Event of Default that may be specified for the Debt Securities of that series when that series is created. (Section 501)

If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration. (Sections 502, 513)

    The prospectus supplement relating to each series of Debt Securities which are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indenture. The Indenture requires us to file an Officers' Certificate with the Trustee each year that states that certain defaults do not exist under the terms of the Indenture. (Section 1011) The Trustee may withhold notice to the Holders of Debt Securities of any default (except defaults in the payment of principal, premium, interest or any sinking fund installment) if it considers such withholding of notice to be in the best interests of the Holders. (Section 602)

    Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless the Holders offer the Trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, with respect to the Debt Securities of that series, direct the time, method and place of:

    - conducting any proceeding for any remedy available to the Trustee; or

    - exercising any trust or power conferred upon the Trustee. (Sections 512,
      603)

    The Holder of a Debt Security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

    - the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

    - the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin such proceeding;

    - the Trustee has not started such proceeding within 60 days after receiving the request; and

    - the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series during those 60 days. (Section
      507)

However, the Holder of any Debt Security will have an absolute right to receive payment of principal of and any premium and interest on the Debt Security when due and to institute suit to enforce such payment. (Section 508)

DEFEASANCE

    DEFEASANCE AND DISCHARGE. At the time that we establish a series of Debt Securities under the Indenture, we can provide that the Debt Securities of that series are subject to the defeasance and discharge provisions of the Indenture. If we so provide, we will be discharged from our obligations on the Debt Securities of that series if we deposit with the Trustee, in trust, sufficient money or Government Obligations (as defined below) to pay the principal, interest, any premium and any other sums due on the Debt Securities of that series (such as sinking fund payments) on the dates such payments are due under the Indenture and the terms of the Debt Securities. (Section 403) As used above, "GOVERNMENT OBLIGATIONS" mean:

    - securities of the same government which issued the currency in which the series of Debt Securities are denominated and in which interest is payable; or

    - securities of government agencies backed by the full faith and credit of such government. (Section 101)

    In the event that we deposit funds in trust and discharge our obligations under a series of Debt Securities as described above, then:

    - the Indenture will no longer apply to the Debt Securities of that series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer and exchange of Debt Securities, to replace lost, stolen or mutilated Debt Securities and to maintain paying agencies and the trust funds); and

    - Holders of Debt Securities of that series can only look to the trust fund for payment of principal, any premium and interest on the Debt Securities of that series. (Section 403)

    Under federal income tax law, such deposit and discharge may be treated as an exchange of the related Debt Securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between (1) the holder's cost or other tax basis for the Debt Securities and (2) the value of the holder's interest in the trust. Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading "--Substitution of Collateral" below. You are urged to consult your own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. At the time that we establish a series of Debt Securities under the Indenture, we can provide that the Debt Securities of that series are subject to the covenant defeasance provisions of the Indenture. If we so provide and we make the deposit described in this section under the heading "--Defeasance and Discharge" above:

    - we will not have to comply with the following restrictive covenants contained in the Indenture:

       - Consolidation, Merger or Sale (Sections 801, 803);

       - Restrictions on Secured Funded Debt (Section 1008);

       - Restrictions on Sale and Lease-Back Transactions (Section 1009);

       - Classification of Restricted and Unrestricted Subsidiaries (Section
         1010); and

       - any other covenant we designate when we establish the series of Debt Securities; and

    - we will not have to treat the events described in the fourth bullet point under the heading "--Events of Default" (see page 14) as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading "--Events of Default" as Events of Default under the Indenture in connection with that series.

In the event of a defeasance, our obligations under the Indenture and the Debt Securities, other than with respect to the covenants and the Events of Default specifically referred to above, will remain in effect. (Section 1501)

    If we exercise our option not to comply with the certain covenants listed above and the Debt Securities of such series become immediately due and payable because an Event of Default has occurred (other than as a result of an Event of Default specifically referred to above), the amount of money and/or Government Obligations on deposit with the Trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the Debt Securities of such series (such as sinking fund payments) on the date such payments are due under the Indenture and the terms of the Debt Securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

    SUBSTITUTION OF COLLATERAL. At the time that we establish a series of Debt Securities under the Indenture, we can provide for our ability to, at any time, withdraw any money or Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or Government Obligations which would satisfy our payment obligations on the Debt Securities of that series pursuant to the defeasance provisions applicable to those Debt Securities. (Section 402)

                        DESCRIPTION OF PREFERRED SHARES

    This section describes the general terms and provisions of our preferred stock ("PREFERRED STOCK") that may be offered by this prospectus ("PREFERRED SHARES"). The prospectus supplement will describe the specific terms of the series of the Preferred Shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Preferred Shares.

    We have summarized certain terms and provisions of the Preferred Shares in this section. The summary is not complete. We have also filed our Restated Articles of Incorporation and the form of Certificate of Designation, Preferences and Rights of Preferred Shares as exhibits to the registration statement. You should read our Restated Articles of Incorporation and the Certificate of Designation, Preferences and Rights ("CERTIFICATE OF DESIGNATION") relating to the applicable series of the Preferred Shares for additional information before you buy any Preferred Shares.

GENERAL

    Pursuant to our Restated Articles of Incorporation, our Board of Directors has the authority, without further shareholder action, to issue a maximum of 5,000,000 shares of Preferred Stock, including shares issued or reserved for issuance. As of August 1, 1998, we had 349,183 shares of Preferred Stock outstanding. The Board of Directors has the authority to determine or fix the following terms with respect to shares of any series of Preferred Stock:

    - the number of shares and designation or title of the shares;

    - dividend rights;

    - whether and upon what terms the shares will be redeemable;

    - the rights of the holders upon our dissolution or upon the distribution of our assets;

    - whether and upon what terms the shares will have a purchase, retirement or sinking fund;

    - whether and upon what terms the shares will be convertible;

    - the voting rights, if any, which will apply; and

    - any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of Preferred Stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of Preferred Stock. Such shares will not be part of any particular series of Preferred Stock and may be reissued by us.

    As described under "Description of Depositary Shares" below, we may elect to offer Depositary Shares represented by Depositary Receipts. If we so elect, each Depositary Share will represent a fractional interest (to be specified in the applicable prospectus supplement) in a Preferred Share. If we issue Depositary Shares representing interests in Preferred Shares, those Preferred Shares will be deposited with a Depositary.

    The Preferred Shares will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the Preferred Shares it offers for specific terms, including:

    - the title and liquidation preference of the Preferred Shares and the number of shares offered;

    - the initial public offering price at which we will issue the Preferred Shares;

    - the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

    - any redemption or sinking fund provisions;

    - any conversion provisions;

    - whether we have elected to offer Depositary Shares as described under "Description of Depositary Shares" below; and

    - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    When we issue the Preferred Shares, they will be fully paid and nonassessable (I.E., the full purchase price for the outstanding Preferred Shares will have been paid and the holders of such Preferred Shares will not be assessed any additional monies for such Preferred Shares). Unless the applicable prospectus supplement specifies otherwise:

    - each series of the Preferred Shares will rank equally in all respects with the outstanding shares of each other series of the Preferred Shares;

    - each series of the Preferred Shares will rank senior to our Series B Preferred Stock and Series A Junior Participating Preferred Stock described under the heading "--Outstanding Preferred Stock" below;

    - the Preferred Shares will have no preemptive rights to subscribe for any additional securities which we may issue in the future (I.E., the holders of Preferred Shares will have no right, as holders of Preferred Shares, to buy any portion of those issued securities); and

    - First Chicago Trust Company of New York will be the transfer agent and registrar for the Preferred Shares and any Depositary Shares.

DIVIDENDS

    The holders of the Preferred Shares of each series will be entitled to receive cash dividends, if declared by our Board of Directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of Preferred Shares will set forth the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our Board of Directors or its duly authorized committee.

    The applicable prospectus supplement will also state whether the dividends on any series of the Preferred Shares are cumulative or noncumulative. If our Board of Directors does not declare a dividend payable on a dividend payment date on any noncumulative series of Preferred Shares, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if the Board declares a dividend on that series payable in the future.

    Our Board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the Preferred Shares unless full dividends on the Preferred Shares have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on Preferred Shares ranking equal as to dividends, then:

    - we will declare any dividends pro rata among the Preferred Shares of each series and any Preferred Stock ranking equal to the Preferred Shares as to dividends (I.E., the dividends we declare per share on each series of such Preferred Stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the Preferred Stock bear to each other);

    - other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the Preferred Shares as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to the Preferred Shares as to dividends and upon liquidation); and

    - we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the Preferred Shares as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the Preferred Shares as to dividends and upon liquidation).

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the Preferred Shares which may be past due.

REDEMPTION

    A series of the Preferred Shares may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed Preferred Shares will become authorized but unissued shares of Preferred Stock that we may issue in the future.

    If a series of the Preferred Shares is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If Preferred Shares are redeemed, we will pay all accrued and unpaid dividends on those Preferred Shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If (1) we are only permitted to pay the redemption price for a series of Preferred Shares from the proceeds of a capital stock issuance and (2) the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the Preferred Shares will automatically and mandatorily be converted into such capital stock.

    If fewer than all of the outstanding shares of any series of the Preferred Shares are to be redeemed, our Board of Directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

    Even though the terms of a series of Preferred Shares may permit redemption of the Preferred Shares in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

    - we will not redeem any Preferred Shares of that series unless we simultaneously redeem all outstanding Preferred Shares of that series; and

    - we will not purchase or otherwise acquire any Preferred Shares of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring Preferred Shares of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

    Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption (unless we issue Depositary Shares representing interests in Preferred Shares, in which case we will send a notice to the Depositary between 40 to 70 days prior to the date fixed for redemption). We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

    - the redemption date;

    - the number of shares and the series of the Preferred Shares to be redeemed;

    - the redemption price;

    - the place or places where holders can surrender the certificates for the Preferred Shares for payment of the redemption price;

    - that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    - the date when the holders' conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the Preferred Shares held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

    If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

    - the dividends on the Preferred Shares called for redemption will no longer accrue;

    - such shares will no longer be considered outstanding; and

    - the holders will no longer have any rights as shareholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

    In the event that a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

CONVERSION

    The applicable prospectus supplement relating to a series of convertible Preferred Shares will describe the terms on which shares of that series are convertible into shares of Common Stock or a different series of Preferred Stock.

RIGHTS UPON LIQUIDATION

    Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the Preferred Shares will be entitled to receive:

    - liquidation distributions in the amount stated in the applicable prospectus supplement; and

    - all accrued and unpaid dividends (whether or not earned or declared).

We will pay these amounts to the holders of shares of each series of the Preferred Shares, and all amounts owing on any Preferred Stock ranking equally with such series of Preferred Shares as to distributions upon liquidation, out of our assets available for distribution to shareholders before any distribution is made to holders of any securities ranking junior to the series of Preferred Shares upon liquidation.

    The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

    If (1) we voluntarily or involuntarily liquidate, dissolve or wind up our business and (2) the assets available for distribution to the holders of the Preferred Shares of any series and any other shares of our stock ranking equal with such series as to any such distribution are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business (I.E., the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which such holders are respectively entitled upon such dissolution, liquidation or winding up of our business bear to each other).

    After we pay the full amount of the liquidation distribution to which the holders of a series of the Preferred Shares are entitled, such holders will have no right or claim to any of our remaining assets.

VOTING RIGHTS

    Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Shares will not be entitled to vote. If the holders of a series of Preferred Shares are entitled to vote and the applicable prospectus supplement does not state otherwise, then each Preferred Share will be entitled to one vote.

    As more fully described under "Description of Depositary Shares" below, if we elect to provide for the issuance of Depositary Shares representing fractional interests in a Preferred Share, the holders of each Depositary Share will be entitled to a fraction of a vote.

    For any series of Preferred Shares having one vote per share, the voting power of the series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will solely depend on the total number of shares in such series (not the aggregate liquidation preference or initial offering price).

    Unless we receive the consent of the holders of an outstanding series of Preferred Shares and the outstanding shares of all other series of Preferred Stock which (1) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (2) have voting rights that are exercisable and that are similar to those of such series, we will not:

    - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such outstanding Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

    - amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Restated Articles of Incorporation or of the resolutions contained in a Certificate of Designation creating such series of the Preferred Shares so as to materially and adversely affect any right, preference, privilege or voting power of such outstanding Preferred Shares.

This consent must be given by the holders of at least two-thirds of all such outstanding Preferred Stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (1) increase the amount of the authorized Preferred Stock, (2) create and issue another series of Preferred Stock, or (3) increase the amount of authorized shares of any series of Preferred Stock, if such Preferred Stock in each case ranks equal with or junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

OUTSTANDING PREFERRED STOCK

    We have established the terms of three series of Preferred Stock: the Series A Junior Participating Preferred Stock (the "SERIES A PREFERRED STOCK"), which is described more fully under the heading "Description of Common Stock--Rights Agreement" below; and the Series B ESOP Convertible Preferred Stock and the Series B-1 ESOP Convertible Preferred Stock (together, the "SERIES B PREFERRED STOCK"). At this time, we have only issued shares of the Series B Preferred Stock. As of August 1, 1998, we had 458,353 shares designated as Series B Preferred Stock, of which 349,183 shares were outstanding, and 2,000,000 shares designated as Series A Preferred Stock.

    Unless the applicable prospectus supplement specifies otherwise, the Preferred Shares will rank senior to the outstanding Series B Preferred Stock and to any Series A Preferred Stock that may be issued in the future. Our Common Stock, including the Common Stock that we may issue pursuant to an offering under this prospectus or upon conversion or exercise of other securities offered under this prospectus, will be subject to any prior rights of the Preferred Stock. As a result, our outstanding Preferred Stock, and any Preferred Stock that we may issue in the future, may limit the rights of the holders of our Common Stock.

    A trustee acting on behalf of The Dayton Hudson Corporation 401(k) Plan (the "PLAN") is the record holder of all outstanding shares of Series B Preferred Stock. The Series B Preferred Stock provides for cumulative quarterly dividends equal to $56.20 per year, subject to adjustment. The Series B Preferred Stock is subject to redemption:

    - in whole or in part, at our option, at any time after January 10, 2000 at a price equal to $864.60 per share plus accrued and unpaid dividends to the date fixed for redemption (the "REDEMPTION PRICE");

    - in whole or in part, at our option, at any time after a change in any statute, rule or regulation causes us to lose any or all of the tax deductions for certain amounts paid on the Series B Preferred Stock at a price equal to the higher of (1) the Redemption Price or (2) the per share fair market value of the Series B Preferred Stock (determined as set forth in its Certificate of Designation);

    - if the Plan is terminated or the employee stock ownership feature of the Plan is terminated or eliminated from the Plan, at a price equal to the higher of (1) the Redemption Price or (2) the per share fair market value of the Series B Preferred Stock (determined as set forth in its Certificate of Designation) (and must be so redeemed by us); and

    - in whole or in part, at the option of the holder, in certain circumstances related to (1) the payment by the holder of indebtedness incurred by or for the benefit of the Plan or (2) distributions required to be made by the holder under the Plan.

Once a redemption notice is sent, a holder of Series B Preferred Stock will have the option of accepting the redemption price or converting such holder's Series B Preferred Stock into Common Stock as described below. If a holder accepts the redemption price, we will pay it in cash or, if we elect, in shares of Common Stock or a combination of such shares and cash.

    One share of the Series B Preferred Stock is convertible into 60 shares of Common Stock, subject to adjustment for stock splits and certain other events. The Series B Preferred Stock is mandatorily convertible, without any further action by us or the holder, into Common Stock at the then applicable conversion price (as defined in its Certificate of Designation) when record ownership of the shares of Series B Preferred Stock is transferred to any person other than a successor trustee under the Plan. In addition, a holder of Series B Preferred Stock can convert shares of Series B Preferred Stock into shares of Common Stock at the then applicable conversion price at any time prior to the date fixed for redemption.

    The Series B Preferred Stock does not have preemptive rights to subscribe for any additional securities which we may issue in the future.

    If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of the Series B Preferred Stock are entitled to receive $864.60 per share, plus accrued and unpaid dividends, out of the assets available for distribution to our shareholders, before any distribution is made to holders of Common Stock or any other capital stock ranking junior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of our business.

    Each share of Series B Preferred Stock entitles its holder to one vote for each share of Common Stock into which it may be converted on all matters submitted to a vote of our shareholders. The holders of Series B Preferred Stock vote together with the holders of our Common Stock as one class. In addition, the holders of at least two-thirds of the outstanding shares of each series of the Series B Preferred Stock must vote to adopt any amendment of any provision of the Restated Articles of Incorporation or the applicable Certificate of Designation for such series of the Series B Preferred Stock, if the amendment would adversely change the special rights of such shares of the Series B Preferred Stock. Except as otherwise required by law or described above, the holders of Series B Preferred Stock have no special voting rights.

                        DESCRIPTION OF DEPOSITARY SHARES

    This section describes the general terms and provisions of the Depositary Shares (as defined below). The prospectus supplement will describe the specific terms of the Depositary Shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Depositary Shares.

    We have summarized certain terms and provisions of the Deposit Agreement, the Depositary Shares and the Depositary Receipts in this section. The summary is not complete. We have also filed the form of Deposit Agreement, including the form of Depositary Receipt, as an exhibit to the registration statement. You should read the forms of Deposit Agreement and Depositary Receipt relating to a series of Preferred Shares for additional information before you buy any Depositary Shares that represent Preferred Shares of such series.

GENERAL

    We may offer fractional interests in Preferred Shares, rather than full Preferred Shares. If we do, we will provide for the issuance by a Depositary (as defined below) to the public of receipts for depositary shares ("DEPOSITARY SHARES"), each of which will represent a fractional interest in a share of a particular series of Preferred Shares.

    The shares of any series of Preferred Shares underlying the Depositary Shares will be deposited under a separate deposit agreement (the "DEPOSIT AGREEMENT") between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million (the "DEPOSITARY"). We will name the Depositary in the applicable prospectus supplement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will have a fractional interest in all the rights and preferences of the Preferred Share underlying such Depositary Share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

    The Depositary Shares will be evidenced by depositary receipts issued under the Deposit Agreement (the "DEPOSITARY RECEIPTS"). If you purchase fractional interests in shares of the related series of Preferred Shares, you will receive Depositary Receipts as described in the applicable prospectus supplement. While the final Depositary Receipts are being prepared, we may order the Depositary to issue temporary Depositary Receipts substantially identical to the final Depositary Receipts although not in final form. The holders of the temporary Depositary Receipts will be entitled to the same rights as if they held the Depositary Receipts in final form. Holders of the temporary Depositary Receipts can exchange them for the final Depositary Receipts at our expense.

    If you surrender Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), you are entitled to receive at such office the number of Preferred Shares and any money or other property represented by such Depositary Shares. We will not issue partial Preferred Shares. If you deliver Depositary Receipts evidencing a number of Depositary Shares that represent more than a whole number of Preferred Shares, the Depositary will issue you a new Depositary Receipt evidencing such excess number of Depositary Shares at the same time that the Preferred Shares are withdrawn. Holders of Preferred Shares received in exchange for Depositary Shares will no longer be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares in exchange for such Preferred Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received with respect to the Preferred Shares to the record holders of Depositary Shares representing the Preferred Shares in proportion to the numbers of Depositary Shares owned by the holders on the relevant record date. The Depositary will distribute only the amount that can be distributed without attributing to any holder of Depositary Shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

    If there is a distribution other than in cash, the Depositary will distribute property to the holders of Depositary Shares, unless the Depositary determines that it is not feasible to make such distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of Depositary Shares.

    The Deposit Agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the Preferred Shares will be made available to the holders of Depositary Shares.

CONVERSION AND EXCHANGE

    If any series of Preferred Shares underlying the Depositary Shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of Depositary Receipts to convert or exchange the Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    If the series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be redeemed at their addresses appearing in the Depositary's records. The redemption price per Depositary Share will bear the same relationship to the redemption price per Preferred Share that the Depositary Share bears to the underlying Preferred Share. Whenever we redeem Preferred Shares held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the Preferred Shares redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

    After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding. When the Depositary Shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the Depositary Shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their Depositary Receipts to the Depositary.

VOTING THE PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail information about the meeting contained in the notice to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to how the Preferred Shares underlying the holder's Depositary Shares should be voted.

    The Depositary will try, if practical, to vote the number of Preferred Shares underlying the Depositary Shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the Depositary in order to enable the Depositary to vote the Preferred Shares in that manner. The Depositary will not vote any Preferred Shares for which it does not receive specific instructions from the holders of the Depositary Shares relating to such Preferred Shares.

TAXATION

    Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Shares represented by the Depositary Shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the Preferred Shares. In addition:

    - no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Shares in exchange for Depositary Shares as provided in the Deposit Agreement;

    - the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon the exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged for such Preferred Share; and

    - the holding period for the Preferred Shares, in the hands of an exchanging owner of Depositary Shares who held the Depositary Shares as a capital asset at the time of the exchange, will include the period that the owner held such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended by agreement between us and the Depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by us or the Depositary only if:

    - all outstanding Depositary Shares relating to the Deposit Agreement have been redeemed; or

    - there has been a final distribution on the Preferred Shares of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the Depositary for the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the Deposit Agreement.

MISCELLANEOUS

    We will forward to the holders of Depositary Shares all reports and communications that we must furnish to the holders of the Preferred Shares.

    Neither the Depositary nor we will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Our obligations and the Depositary's obligations under the Deposit Agreement will be limited to performance in good faith of duties set forth in the Deposit Agreement. Neither the Depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished to us and/or the Depositary. We and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering notice to us. We may also remove the Depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                          DESCRIPTION OF COMMON STOCK

    This section describes the general terms and provisions of the shares of our common stock (the "COMMON STOCK"). The prospectus supplement will describe the specific terms of the Common Stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that Common Stock.

    We have summarized certain terms and provisions of the Common Stock in this section. The summary is not complete. We have also filed our Restated Articles of Incorporation, our bylaws and the Certificate of Designation relating to the Series A Preferred Stock as exhibits to the registration statement. You should read our Restated Articles of Incorporation and our bylaws and the Certificate of Designation relating to the Series A Preferred Stock for additional information before you buy any Common Stock.

GENERAL

    SHARES OUTSTANDING. As of August 1, 1998, our authorized Common Stock was 3,000,000,000 shares, of which 439,944,303 shares were issued and outstanding.

    DIVIDENDS. Holders of Common Stock may receive dividends when declared by our Board of Directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of outstanding Preferred Stock.

    VOTING RIGHTS. Holders of Common Stock have the exclusive power to vote on all matters presented to our shareholders unless Minnesota law or the certificate of designation for an outstanding series of Preferred Stock gives the holders of that Preferred Stock the right to vote on certain matters. Each holder of Common Stock is entitled to one vote per share. Holders of Common Stock have no cumulative voting rights for the election of directors (I.E., a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on our Board of Directors).

    OTHER RIGHTS. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of Common Stock will receive pro rata, according to shares held by them, any remaining assets distributable to our shareholders after we have provided for any liquidation preference for outstanding shares of Preferred Stock. When we issue securities in the future, holders of Common Stock have no preemptive rights (I.E., the holders of Common Stock have no right, as holders of Common Stock, to buy any portion of those issued securities). Each share of Common Stock does include a right to purchase Series A Preferred Stock if certain conditions occur. The conditions under which a holder may exercise that purchase right are discussed under the heading "--Rights Agreement" below.

    LISTING. Our outstanding shares of Common Stock are listed on the New York Stock Exchange and Pacific Stock Exchange under the symbol "DH." First Chicago Trust Company of New York serves as the transfer agent and registrar for the Common Stock.

    FULLY PAID. The outstanding shares of Common Stock are fully paid and nonassessable (I.E., the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional monies for such shares). Any additional Common Stock that we may issue in the future pursuant to an offering under this prospectus or upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS CONTAINED IN THE ARTICLES OF INCORPORATION AND BYLAWS

    Certain provisions of our Restated Articles of Incorporation may make it less likely that our management would be changed or someone would acquire voting control of our company without our Board's consent. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their Common Stock.

    FAIR PRICE PROVISION. Article IV of our Restated Articles of Incorporation prohibits certain transactions ("BUSINESS COMBINATIONS") between our company and direct and indirect owners of 10% or more of our voting stock ("INTERESTED SHAREHOLDERS") unless those transactions are approved by holders of at least 75% of our outstanding voting stock, voting together as a single class. This 75% approval is in addition to any approval required by law. Business combinations requiring the 75% approval include the following transactions, among others:

    - any merger, consolidation, or statutory exchange of our shares with an interested shareholder or a corporation affiliated with an interested shareholder, subject to limited exceptions;

    - any sale, lease, pledge, or other transfer or disposition of our assets valued at 10% or more of the book value of our consolidated assets to an interested shareholder or person or entity affiliated with an interested shareholder, or any sale, lease, pledge, or other transfer or disposition of an interested shareholder's assets with such value to us;

    - the issuance or transfer by us of any of our shares to an interested shareholder or person or entity affiliated with an interested shareholder, subject to limited exceptions that do not increase the percentage of our shares owned by the interested shareholder or such affiliated person or entity;

    - the adoption of any plan proposed by or on behalf of an interested shareholder or a person or entity affiliated with an interested shareholder to liquidate or dissolve our company; and

    - any transaction that increases the proportionate share of our stock owned directly or indirectly by an interested shareholder or a person or entity affiliated with an interested shareholder.

    Shareholders do not need to approve a business combination under Article IV of our Restated Articles of Incorporation if a majority of the continuing directors approve the business combination. Continuing directors are those directors, other than the interested shareholder or any representative or affiliate of the interested shareholder, (1) who were members of the Board of Directors before the interested shareholder involved in the business combination became an interested shareholder or (2) whose election or nomination was approved by a majority of such directors.

    Shareholders also do not need to approve a business combination under
Article IV of our Restated Articles of Incorporation that meets certain conditions specified in Article IV of our Restated Articles of Incorporation. These conditions include, among other things, the following:

    - holders of our capital stock receive at least the minimum amount of consideration in the business combination determined pursuant to Article IV of our Restated Articles (this condition is designed to assure that the price received by each shareholder is at least as high as the highest price paid for our shares by the interested shareholder in becoming an interested shareholder or in the two years before the business combination is announced, and also is at least as high as the higher of the fair market value of our shares when the interested shareholder became an interested shareholder or the business combination was announced);

    - the interested shareholder does not acquire any additional shares of our stock after becoming an interested shareholder (unless the additional acquisition is approved by a majority of the continuing directors); and

    - a proxy or information statement describing the proposed business combination is mailed to all holders of our stock at least 30 days before the business combination is completed.

Holders of at least 75% of our outstanding voting stock, voting together as one class, must approve a proposal to amend or repeal, or adopt provisions inconsistent with, Article IV of our Restated Articles of Incorporation.

    PREFERRED STOCK. Our Board of Directors can at any time, under our Restated Articles of Incorporation and without shareholder approval, issue one or more new series of Preferred Stock. In some cases, the issuance of Preferred Stock without shareholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred Stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

    CLASSIFIED BOARD. Members of our Board of Directors are divided into three classes and serve staggered three-year terms under Article VI of our Restated Articles of Incorporation. This means that only approximately one-third of our directors are elected at each annual meeting of shareholders and that it would take two years to replace a majority of the directors unless they are removed. Under Article VI of our Restated Articles of Incorporation, directors can be removed from office during their terms only if holders of at least 75% of our outstanding voting stock, voting together as one class, approve the removal. At least 75% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, this provision of our Restated Articles of Incorporation.

    NOMINATION PROCEDURES. In addition to our Board of Directors, shareholders can nominate candidates for our Board of Directors. However, a shareholder must follow the advance notice procedures described in Article VI of our Restated Articles of Incorporation. In general, a shareholder must submit a written notice of the nomination to our corporate secretary at least 60 days before a scheduled meeting of our shareholders. At least 75% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, this provision of our Restated Articles of Incorporation.

    PROPOSAL PROCEDURES. Shareholders can propose that business other than nominations to our Board of Directors be considered at an annual meeting of shareholders only if a shareholder follows the advance notice procedures described in our bylaws. In general, a shareholder must submit a written notice of the proposal and the shareholder's interest in the proposal at least 60 days before the date set for the annual meeting of our shareholders.

    AMENDMENT OF BYLAWS. Under our bylaws, our Board of Directors can adopt, amend or repeal the bylaws, subject to limitations under the Minnesota Business Corporation Act. Our shareholders also have the power to change or repeal our bylaws.

RIGHTS AGREEMENT

    Each share of our Common Stock, including those that may be issued in an offering under this prospectus or upon the conversion or exercise of other securities offered under this prospectus, carries with it one preferred share purchase right (a "RIGHT"). If the Rights become exercisable, each Right entitles the registered holder to purchase one six-hundredth of a share of the Series A Preferred Stock (subject to a proportionate decrease in the fractional number of shares of Series A Preferred Stock that may be purchased if a stock split, stock dividend or similar transaction occurs with respect to the Common Stock and a proportionate increase in the event of a reverse stock split). Until a Right is exercised, the holder of the Right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the Right. The description and terms of the Rights are described in the Rights Agreement, dated as of September 11, 1996, between us and First Chicago Trust Company of New York, as Rights Agent, that has been filed with the SEC.

    The Rights trade automatically with shares of Common Stock. A holder of Common Stock may exercise the Rights only under the circumstances described below. The Rights are designed to protect the interests of our company and shareholders against coercive takeover tactics. The Rights are also designed to encourage potential acquirors to negotiate with our Board of Directors before attempting a takeover and to increase the ability of our Board to negotiate terms of any proposed takeover that benefit our shareholders. The Rights may, but are not intended to, deter takeover proposals that may be in the interests of our shareholders.

    Shares of Series A Preferred Stock will rank junior to all other series of our Preferred Stock, including the Preferred Shares offered under this prospectus, if our Board, in creating such Preferred Stock, provides that they will rank senior to the Series A Preferred Stock. If our shareholders purchase Series A Preferred Stock, we cannot repurchase such stock from shareholders who do not want to resell it. Subject to the rights of our senior securities, a holder of the Series A Preferred Stock will be entitled, for each such share owned, to:

    - a quarterly dividend payment equal to the greater of (1) $3.00 per share or (2) 600 times the quarterly dividend declared per share of Common Stock, before any amounts are distributed to holders of Common Stock (if the dividend is not paid on the Series A Preferred Stock in one or more quarters, no dividend may be paid on Common Stock until all previously unpaid dividends on Series A Preferred Stock have been paid);

    - a liquidation payment equal to the greater of (1) $300 per share plus all accrued and unpaid dividends or (2) 600 times the payment made per share of Common Stock, if we liquidate our company, before any amounts are distributed to holders of Common Stock;

    - receive 600 times the amount received per share of Common Stock in the event of any merger, consolidation, statutory share exchange or other similar transaction; and

    - 600 votes per share and will vote together with the Common Stock unless applicable law requires otherwise.

These rights of the Series A Preferred Stock are protected by customary antidilution provisions which automatically increase dividend, liquidation, merger and voting rights in proportion to increases in Common Stock resulting from stock dividends, stock splits and similar transactions. These rights are proportionately decreased in the event of decreases in Common Stock resulting from reverse stock splits and similar transactions.

    The purchase price for each one six-hundredth of a share of Series A Preferred Stock is $50. We must adjust the purchase price if certain events occur, such as:

    - if we pay stock dividends on the Series A Preferred Stock or split the Series A Preferred Stock; or

    - if we issue warrants for shares of Series A Preferred Stock to holders of Series A Preferred Stock or other securities that could be converted into shares of Series A Preferred Stock at less than the then current market price of the Series A Preferred Stock.

    Holders may exercise their Rights only following a "DISTRIBUTION DATE." A distribution date will occur 15 days after (1) a person or group acquires 20% or more of the outstanding shares of Common Stock or (2) a person or group makes or announces an offer to purchase Common Stock, which, if successful, would result in the acquisition of 30% or more of the outstanding shares of Common Stock (but our Board may delay the distribution date following such an offer until the person or group actually acquires at least 20% of the outstanding shares of Common Stock). However, a distribution date will not occur, and the Rights cannot be exercised, as long as our Board has the ability to redeem the Rights, as described below.

    The Rights have certain additional features that will be triggered upon the occurrence of specified events, including:

    - if a person or group acquires 20% or more of the outstanding shares of Common Stock, holders of the Rights, other than such person or group, may purchase our Common Stock (instead of our Series A Preferred Stock) at 50% of the market value of the purchased Common Stock;

    - if a person or group acquires 20% or more of the outstanding shares of Common Stock, our Board of Directors may, at any time before the person or group acquires 50% or more of the outstanding shares of Common Stock, exchange all or part of the Rights (other than Rights held or previously held by the 20% or greater shareholder) for Common Stock or equivalent securities at an exchange ratio per Right equal to the exercise price of a Right divided by the current per share market price of the Common Stock, subject to adjustment; and

    - if our company is involved in certain business combinations or the sale of 50% or more of our assets or earning power, the holders of the Rights may purchase common stock of the acquiror or an affiliated company at 50% of market value.

    Any time before a person or group acquires 20% or more of the outstanding shares of Common Stock and in certain circumstances within 20 days after such an event, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right, subject to adjustment for stock dividends, stock splits and similar transactions (the "RIGHTS REDEMPTION PRICE"). Our Board of Directors in its sole discretion may establish the effective time, basis and conditions of the redemption. Immediately upon redemption of the Rights, the holder (1) can no longer exercise such Rights and (2) can only receive the Rights Redemption Price.

    In addition, our shareholders can, under certain circumstances, compel our Board of Directors to redeem the Rights even if our Board of Directors believes that a tender offer of the nature described in the following sentence is not in our shareholders' best interests. A person making a cash tender offer for all of our outstanding capital stock and satisfying certain other conditions can demand a shareholders meeting to vote upon a resolution requesting our Board of Directors to redeem the Rights and allow the completion of that tender offer, or another cash tender offer for all of our capital stock at a price that is at least as high as that contained in the original tender offer, without being affected by the Rights. If two-thirds of the outstanding shares of our voting stock approve such a resolution and certain other conditions are satisfied, our Board must redeem the Rights and the Rights would not affect the completion of the tender offer.

    The Rights will expire on September 26, 2001, unless we redeem them before then. Our Board of Directors may amend the terms of the Rights without the consent of the holders of the Rights at any time before the distribution date in any manner our Board deems desirable, except that amendments described below that expressly require a shareholder vote must receive that vote. Our Board of Directors may amend the terms of the Rights without the consent of the holders of the Rights after the distribution date only if the amendment cures ambiguities, corrects or supplements defective or inconsistent provisions, or does not adversely affect the interests of the holders of the Rights. The affirmative vote of holders of a majority of the shares of Common Stock voting for or against a proposed amendment at a shareholders meeting is required to amend the terms of the Rights to change the purchase price of the Rights, the Rights Redemption Price, the number or type of shares for which the Rights are exercisable, their expiration date, the percentage stock ownership by a person or group that triggers the exercise of the Rights, or the shareholder voting requirements for compelling redemption of the Rights.

                       DESCRIPTION OF SECURITIES WARRANTS

    This section describes the general terms and provisions of the Securities Warrants (as defined below). The prospectus supplement will describe the specific terms of the Securities Warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Securities Warrants.

    We may issue warrants for the purchase of Debt Securities, Preferred Shares, Depositary Shares or Common Stock (the "SECURITIES WARRANTS"). Securities Warrants may be issued alone or together with Debt Securities, Preferred Shares, Depositary Shares or Common Stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "SECURITIES WARRANT AGREEMENT") between us and a bank or trust company, as warrant agent (the "SECURITIES WARRANT AGENT"), which will be described in the applicable prospectus supplement. The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not act as an agent or trustee for any holders of Securities Warrants.

    We have summarized certain terms and provisions of the Securities Warrant Agreements and Securities Warrants in this section. The summary is not complete. We have also filed the forms of Securities Warrant Agreements and the certificates representing the Securities Warrants ("SECURITIES WARRANT CERTIFICATES") as exhibits to the registration statement. You should read the applicable forms of Securities Warrant Agreement and Securities Warrant Certificate for additional information before you buy any Securities Warrants.

GENERAL

    If we offer Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of Debt Securities are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following if applicable:

    - the offering price;

    - the currencies in which such Securities Warrants are being offered;

    - the designation, aggregate principal amount, currencies, denominations and terms of the series of the Debt Securities that can be purchased if a holder exercises such Securities Warrants;

    - the designation and terms of any series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of Securities Warrants offered with each Debt Security, Preferred Share, Depositary Share or share of Common Stock;

    - the date on and after which the holder of such Securities Warrants can transfer them separately from the related Common Stock or series of Debt Securities, Preferred Shares or Depositary Shares;

    - the principal amount of the series of Debt Securities that can be purchased if a holder exercises such Securities Warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

    - the date on which the right to exercise such Securities Warrants begins and the date on which such right expires;

    - United States federal income tax consequences; and

    - any other terms of such Securities Warrants.

Securities Warrants for the purchase of Debt Securities will be in registered form only.

    If Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following where applicable:

    - the offering price;

    - the total number of shares that can be purchased if a holder of such Securities Warrants exercises them and, in the case of Securities Warrants for Preferred Shares or Depositary Shares, the designation, total number and terms of the series of Preferred Shares that can be purchased upon exercise or that are underlying the Depositary Shares that can be purchased upon exercise;

    - the designation and terms of the series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of Securities Warrants being offered with each Debt Security, Preferred Share, Depositary Share or share of Common Stock;

    - the date on and after which the holder of such Securities Warrants can transfer them separately from the related Common Stock or series of Debt Securities, Preferred Shares or Depositary Shares;

    - the number of Preferred Shares, Depositary Shares or shares of Common Stock that can be purchased if a holder exercises such Securities Warrant and the price at which such Preferred Shares, Depositary Shares or Common Stock may be purchased upon each exercise;

    - the date on which the right to exercise such Securities Warrants begins and the date on which such right expires;

    - United States federal income tax consequences; and

    - any other terms of such Securities Warrants.

Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock will be in registered form only.

    A holder of Securities Warrant Certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable prospectus supplement. Until any Securities Warrants to purchase Debt Securities are exercised, the holder of such Securities Warrants will not have any of the rights of Holders of the Debt Securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying Debt Securities or to enforce covenants in the Indenture. Until any Securities Warrants to purchase Preferred Shares, Depositary Shares or Common Stock are exercised, holders of such Securities Warrants will not have any rights of holders of the underlying Preferred Shares, Depositary Shares or Common Stock, including any right to receive dividends or to exercise any voting rights.

EXERCISE OF SECURITIES WARRANTS

    Each holder of a Securities Warrant is entitled to purchase the principal amount of Debt Securities or number of Preferred Shares, Depositary Shares or shares of Common Stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised Securities Warrants will become void.

    A holder of Securities Warrants may exercise them by following the general procedure outlined below:

    - delivering to the Securities Warrant Agent the payment required by the applicable prospectus supplement to purchase the underlying security;

    - properly completing and signing the reverse side of the Securities Warrant Certificate representing the Securities Warrants; and

    - delivering the Securities Warrant Certificate representing the Securities Warrants to the Securities Warrant Agent within five business days of the Securities Warrant Agent receiving payment of the exercise price.

    If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the Securities Warrant Agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the Debt Securities, Preferred Shares, Depositary Shares or Common Stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a Securities Warrant Certificate, a new Securities Warrant Certificate will be issued to you for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

    We may amend or supplement a Securities Warrant Agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. We, along with the Securities Warrant Agent, may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

COMMON STOCK WARRANT ADJUSTMENTS

    Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

    - if we issue capital stock as a dividend or distribution on the Common
      Stock;

    - if we subdivide, reclassify or combine the Common Stock;

    - if we issue rights or warrants to all holders of Common Stock entitling them (for a period expiring 45 days after the date fixed for determining the shareholders entitled to receive such rights or warrants) to purchase Common Stock at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); or

    - if we distribute to all holders of Common Stock evidences of our indebtedness or our assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

    Except as stated above, the exercise price and number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted if we issue Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase Common Stock or securities convertible into or exchangeable for Common Stock.

    Holders of Common Stock Warrants may have additional rights under the following circumstances:

    - a reclassification or change of the Common Stock;

    - a consolidation or merger involving our company; or

    - a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our Common Stock are entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled to receive upon exercise of their Common Stock Warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their Common Stock Warrants immediately before the transaction.

                              PLAN OF DISTRIBUTION

    We may sell the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

    Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

    The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

    - commercial and savings banks;

    - insurance companies;

    - pension funds;

    - investment companies; and

    - educational and charitable institutions.

The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

    When we issue the securities offered by this prospectus (except for shares of Common Stock), they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

    Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

    James T. Hale, Esq., who is our General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Mr. Hale owns, or has the right to acquire, a number of shares of our Common Stock which represents less than 1% of the total outstanding Common Stock. Any underwriters will be represented by their own legal counsel.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are, and consolidated financial statements included in subsequent filings with the SEC will be, incorporated by reference in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing (to the extent consolidated financial statements included in such subsequent filings are covered by consents executed by such firm and filed with the SEC).

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    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS
AN OFFER TO SELL ONLY THE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                ----------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                ---------
About this Prospectus Supplement..............        S-2
Ratio of Earnings to Fixed Charges............        S-2
Description of Notes..........................        S-2
United States Federal Taxation................       S-19
Supplemental Plan of Distribution.............       S-23
Concerning the Trustee........................       S-24
Legal Opinions................................       S-24

                       PROSPECTUS

About this Prospectus.........................          2
Where You Can Find More Information...........          2
The Company...................................          4
Use of Proceeds...............................          6
Ratio of Earnings to Fixed Charges and to
 Fixed Charges and Preferred Stock
 Dividends....................................          7
Description of Debt Securities................          8
Description of Preferred Shares...............         17
Description of Depositary Shares..............         23
Description of Common Stock...................         26
Description of the Securities Warrants........         31
Plan of Distribution..........................         35
Legal Opinions................................         36
Experts.......................................         36

                                 $1,325,000,000

                           DAYTON HUDSON CORPORATION

                          MEDIUM-TERM NOTES, SERIES I

                                 --------------

                                      [LOGO]

                                 --------------

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                              SALOMON SMITH BARNEY

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